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Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:		Chapter 11

	REVA MEDICAL, INC.,	Case No. 20-10072 (JTD)

	Debtor.[1]	Re D.I.: 13, 14, 42, 82, 97, 98, and 105

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND ORDER (I) APPROVING THE

DEBTOR’S (A) DISCLOSURE STATEMENT PURSUANT TO SECTIONS 1125 AND

1126(B) OF THE BANKRUPTCY CODE, (B) SOLICITATION AND VOTING

PROCEDURES, AND FORMS OF BALLOTS, ON A FINAL BASIS, AND (II)

CONFIRMING THE PREPACKAGED CHAPTER 11 PLAN OF REVA MEDICAL, INC.

REVA Medical, Inc. (the “Debtor”) having proposed and filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”): (A) the Prepackaged Chapter 11 Plan of REVA Medical, Inc., dated January 13, 2020 [D.I. 13], as amended by the First Amended Prepackaged Chapter 11 Plan of REVA Medical, Inc., dated February 18, 2020 [D.I. 105] (as supplemented by the Plan Supplement (defined below), and as may be amended or modified before entry of this Confirmation Order, and in accordance with the terms thereof and this Confirmation Order, the “Plan”),2 attached hereto as Exhibit A; (B) that certain supplement to the Plan, dated and filed with the Bankruptcy Court on January 24, 2020 [D.I. 42] (the “Initial Plan Supplement”) and as amended or supplemented by the certain supplement to the Plan filed on February 12, 2020 [D.I. 82] (the “Amended Plan Supplement” and together with the Initial Plan Supplement and any further amendments or supplements to the documents contained therein, the “Plan Supplement”); and (C) (i) the Disclosure Statement for the Prepackaged Chapter 11 Plan

1             The last four digits of the Debtor’s tax identification number are (0505). The Debtor’s mailing address is 5751 Copley Drive, Suite B, San Diego, CA 92111.

2             Capitalized terms used, but not otherwise defined, herein shall have the same meanings ascribed to them in the Plan.

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of REVA Medical, Inc., dated as of January 13, 2020 and filed with the Bankruptcy Court on January 14, 2020 [D.I. 14] (the “Disclosure Statement”), and (ii) appropriate ballots for voting on the Plan (the “Ballots”), in the forms attached as Exhibits D through G to the Affidavit of Service of Solicitation Materials [D.I. 53] (the “Solicitation Affidavit”) sworn to by Clarissa Cu of Bankruptcy Management Solutions, Inc. d/b/a Stretto, the Debtor’s notice, claims and voting agent (the “Voting Agent”), having been duly transmitted to holders of Claims in compliance with the procedures (the “Solicitation Procedures”) set forth in the Motion of the Debtor for Entry of an Order (I) Scheduling, and Shortening Notice of, a Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan, (II) Approving Form and Manner of Notice of (A) Combined Hearing and (B) Commencement of Chapter 11 Case, (III) Establishing Procedures for Objecting to (A) Disclosure Statement and/or (B) Plan, (IV) Approving Prepetition Solicitation Procedures, (V) Conditionally Directing the United States Trustee Not to Convene a Section 341 Meeting of Creditors, (VI) Conditionally Extending Deadline to File Schedules and Statements, and (VII) Granting Related Relief filed with the Bankruptcy Court on January 14, 2020 [D.I. 11] (the “Scheduling Motion”); and, subject to the entry of this Confirmation Order, approved by the Order (I) Scheduling, and Shortening Notice of, a Combined Hearing on (A) Adequacy of Disclosure Statement and (B) Confirmation of Plan, (II) Approving Form and Manner of Notice of (A) Combined Hearing and (B) Commencement of Chapter 11 Case, (III) Establishing Procedures for Objecting to (A) Disclosure Statement and/or (B) Plan, (IV) Approving Prepetition Solicitation Procedures, (V) Conditionally Directing the United States Trustee Not to Convene a Section 341 Meeting of Creditors, (VI) Conditionally Extending Deadline to File Schedules and Statements, and (VII) Granting Related Relief [D.I. 39] (the “Scheduling Order”), which, among other things, scheduled the combined hearing to approve the Disclosure Statement and consider

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confirmation of the Plan for February 18, 2020 (the “Combined Hearing”); and due and proper notice of the Combined Hearing and commencement of the Debtor’s Chapter 11 Case in the form attached as Exhibit 1 to the Scheduling Order (the “Combined Notice”) having been given to holders of Claims against and Interests in the Debtor and other parties in interest in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware (the “Local Bankruptcy Rules”), the Scheduling Order, and the Solicitation Procedures, as established by the affidavits of service, mailing, and publication filed with the Bankruptcy Court, including the affidavits of publication [D.I. 67-80] (the “Publication Affidavits”), the Affidavit of Service of Notice of Commencement of Case and Prepackaged Chapter 11 Plan and Notice of Hearing [D.I. 85] (the “Combined Hearing Notice Affidavit”); the Affidavit of Service of Letter from REVA Medical, Inc. to Doctors [D.I. 87] and the Supplemental Affidavit of Service of Letter from REVA Medical, Inc. to Doctors [D.I. 88] (together, the “Dear Doctor Letter Notice Affidavit”); and due and proper notice of the Plan Supplement having been given to holders of Claims against and Interests in the Debtor and other parties in interest in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, the Solicitation Procedures, as established by the Affidavit of Service regarding the Notice of Supplement to Prepackaged Chapter 11 Plan of Reva Medical, Inc. [D.I. 57] (the “Plan Supplement Affidavit”), and such filings and notice thereof being sufficient under the circumstances and no further notice being required; and based upon and after full consideration of the entire record of the Combined Hearing, including (I) the Disclosure Statement, (II) the Plan (including the Plan Supplement), (III) the Solicitation Affidavit, (the Publication Affidavits; (V) the Combined Notice Affidavit; (VI) the Dear Doctor Letter Affidavit; (VII) the Plan Supplement

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Affidavit; (VIII) the Declaration of Jeffrey Anderson in Support of Chapter 11 Filing and First Day Pleadings (the “First Day Declaration”) [D.I. 3]; (IX) the Declaration of Jeffrey Anderson in Support of Confirmation of the Prepackaged Chapter 11 Plan of REVA Medical, Inc. [D.I. 98] (the “Anderson Declaration”); (X) the Declaration of Jung W. Song on Behalf of Stretto Regarding Solicitation of Votes and Tabulation of Ballots Accepting and Rejecting Prepackaged Chapter 11 Plan of Reva Medical, Inc., filed with the Bankruptcy Court on February 14, 2020 [D.I. 91] (the “Tabulation Declaration”); (XI) all other supporting declarations and testimony that may be submitted in connection with the Combined Hearing; (XII) all notices regarding cure amounts for Executory Contracts and Unexpired Leases filed in the Chapter 11 Case (collectively, the “Cure Notices”); and objections to the approval of the Disclosure Statement or confirmation of the Plan all being withdrawn, resolved, or overruled by the Bankruptcy Court; and the Bankruptcy Court being familiar with the Disclosure Statement and the Plan and other relevant factors affecting the Chapter 11 Case; and the Bankruptcy Court being familiar with, and having taken judicial notice of, the entire record of the Chapter 11 Case; and upon the arguments of counsel and the evidence proffered and adduced at the Combined Hearing; and the Bankruptcy Court having found and determined that the Disclosure Statement and Solicitation Procedures should be approved and the Plan should be confirmed as reflected by the Bankruptcy Court’s rulings made herein and at the Combined Hearing; and after due deliberation and sufficient cause appearing therefor;

The Bankruptcy Court hereby FINDS, DETERMINES, AND CONCLUDES that:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

A.     Findings and Conclusions. The findings and conclusions set forth herein and in the record of the Combined Hearing constitute the Bankruptcy Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. To the extent any of the following findings of fact

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constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.        Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2), 1334(a)). The Bankruptcy Court has jurisdiction to consider this matter pursuant to 28 U.S.C. §§ 157 and 1334, and the Amended Standing Order of Reference from the United States District Court for the District of Delaware, dated February 29, 2012. This is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto. The Debtor is an eligible debtor under section 109 of the Bankruptcy Code, and, pursuant to Local Bankruptcy Rule 9013-1(f), the Debtor consents to the entry of a final order by the Bankruptcy Court in accordance with the terms set forth herein to the extent that it is later determined that the Bankruptcy Court, absent consent of the parties, cannot enter final orders or judgments consistent with Article III of the United States Constitution. Venue is proper before the Bankruptcy Court pursuant to 28 U.S.C. §§ 1408 and 1409. The Debtor is a proper plan proponent under section 1121(a) of the Bankruptcy Code.

C.        Chapter 11 Petition. On January 14, 2020 (the “Petition Date”), the Debtor commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code. The Debtor is authorized to continue to operate its businesses and manage its properties as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed pursuant to section 1104 of the Bankruptcy Code. No statutory committee of unsecured creditors has been appointed pursuant to section 1102 of the Bankruptcy Code.

D.        Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Debtor’s Chapter 11 Case maintained by the Clerk of the Bankruptcy Court, including all pleadings and other documents filed, all orders entered, and all evidence and arguments made,

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proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Case.

E.        Burden of Proof. The Debtor has met the burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

F.        Adequacy of Disclosure Statement. The Disclosure Statement (a) contains sufficient information of a kind necessary to satisfy the disclosure requirements of all applicable non-bankruptcy law, including the Securities Act of 1933, as amended (the “Securities Act”), (b) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b) of the Bankruptcy Code) with respect to the Debtor, the Plan, and the transactions set forth therein, and (c) is approved in all respects.

G.        Voting. As evidenced by the Tabulation Declaration, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and applicable non-bankruptcy law.

H.        Solicitation. Prior to the Petition Date, the Plan, the Disclosure Statement, and the Ballots, and, subsequent to the Petition Date, the Combined Notice, were transmitted and served in compliance with the Bankruptcy Rules (including Bankruptcy Rules 3017 and 3018), the Local Bankruptcy Rules, and the Scheduling Order. The forms of the Ballots adequately addressed the particular needs of this Chapter 11 Case and were appropriate for holders of Class 1A - Senior Secured Credit Facility First Out Claims, Class 1B - Senior Secured Credit Facility Last Out Claims, Class 4 - 2017 Convertible Notes Claims, and Class 5 - 2014 Convertible Notes Claims—the Classes of Claims entitled under the Plan to vote to accept or reject the Plan (the “Voting Classes”). The continued postpetition solicitation of the Voting Classes was proper and in

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compliance with section 1125 of the Bankruptcy Code. The period during which the Debtor solicited acceptances to the Plan was a reasonable period of time for the Voting Classes to make an informed decision to accept or reject the Plan. The Debtor was not required to solicit votes from the holders of Claims in Class 2 – Lien Claims, Class 3 – Other Priority Claims, and Class 6A – General Unsecured Trade Claims (the “Unimpaired and Deemed to Accept Classes”) as each such class is Unimpaired under the Plan and, therefore, deemed to accept the Plan. The Debtor also was not required to solicit votes from holders of Claims and Interests in Class 6B – Other General Unsecured Claims, and Class 7 – Interests in Reva Medical, Inc. (the “Impaired and Deemed to Reject Classes” and, together with the Unimpaired and Deemed to Accept Classes, the “Non-Voting Classes”) as such Classes are deemed to reject the Plan. As described in and as evidenced by the Solicitation Affidavit and the Combined Hearing Notice Affidavit, the transmittal and service of the Plan, the Disclosure Statement, the Ballots (all of the foregoing, the “Solicitation Package” and such transmittal of the Solicitation Package to the Voting Classes, the “Solicitation”), and the transmittal and service of the Combined Notice, and notice of the Disclosure Statement and Plan on the Non-Voting Classes (all of the foregoing, the “Non-Voting Packages”) was timely, adequate, and sufficient under the circumstances. The Solicitation Package and Solicitation of votes on the Plan and the transmittal and service of the Non-Voting Packages was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case, was conducted in good faith, and was in compliance with the Solicitation Procedures and Scheduling Order, the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and any other applicable rules, laws, and regulations.

I.        Notice. As is evidenced by the Solicitation Affidavit, Combined Hearing Notice Affidavit, the Dear Doctor Letter Affidavit, and the Publication Affidavits, all parties

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required to receive notice of the Solicitation Package and the Non-Voting Package (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Scheduling Order, where permitted by applicable law, and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and any other applicable rules, laws, or regulations, and such parties have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

J.        Plan Supplement. On January 24, 2020, the Debtor filed the Initial Plan Supplement containing forms of the following documents: (i) the Reorganized REVA Certificate of Incorporation; and (ii) the Reorganized REVA By-Laws. On February 12, 2020, the Debtor filed the Amended Plan Supplement containing forms of the following documents: (i) the Updated Reorganized REVA Certificate of Incorporation; (ii) a blackline of the Updated Reorganized REVA Certificate of Incorporation (against version filed as part of the Plan Supplement); (iii) the Bylaws of Reorganized REVA; (iv) a list identifying Reorganized REVA Board of Directors and Officers; (v) the Reorganized REVA Exit Credit Facility Agreement; (vi) the NewLLC Limited Liability Company Agreement; (vii) a list identifying NewLLC Managers and Officers; (viii) the NewLLC Exit Credit Facility; and (ix) the Form of Shared Services Agreement by and among Reorganized REVA and NewLLC. All documents included in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan. The Debtor reserves the right to alter, amend, update, or modify the Plan Supplement and any schedules, exhibits or amendments thereto, prior to the Effective Date in accordance with the terms of the Plan and the Restructuring Support Agreement and subject to the terms of this Confirmation Order.

K.        Plan Modifications. Subsequent to the filing of the Plan, the Debtor agreed to make certain modifications to the Plan (the “Plan Modifications”). The Plan Modifications were

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made to address objections and informal comments received from various parties-in-interest. The Plan Modifications do not materially adversely affect the treatment of any Claim against or Interest in the Debtor under the Plan. The filing with the Bankruptcy Court of the modified Plan, Proposed Confirmation Order, and the disclosure of the Plan Modifications on the record at the Combined Hearing constitute due and sufficient notice thereof. Accordingly, pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, none of these modifications require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of votes under section 1126 of the Bankruptcy Code. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims who voted to accept the Plan or who are conclusively presumed to have accepted the Plan are presumed to have accepted the Plan Modifications. No holder of a Claim who has voted to accept the Plan shall be permitted to change its vote as a consequence of the Plan Modifications. The Plan, as may be amended or modified from time to time at or prior to the Combined Hearing, shall constitute the Plan submitted for confirmation by the Bankruptcy Court.

Compliance with the Requirements of Section 1129 of the Bankruptcy Code

L.        Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016, the Plan is dated and identifies the Debtor as proponent, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

i.        Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). In addition to Administrative Claims, Claims for Accrued Professional Compensation, Priority Tax Claims, and Statutory Fees, which need not be classified, Article III classifies nine (9) Classes of Claims against and Interests in the Debtor. The Claims and Interests placed in each Class are substantially similar

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to other Claims and Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate between holders of Claims and Interests. The Plan, therefore, satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

ii.        Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article III of the Plan specifies that Class 2 – Lien Claims, Class 3 – Other Priority Claims, and Class 6A – General Unsecured Trade Claims are unimpaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

iii.        Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article III of the Plan designates Class 1A - Senior Secured Credit Facility First Out Claims, Class 1B - Senior Secured Credit Facility Last Out Claims, Class 4 - 2017 Convertible Notes Claims, Class 5 - 2014 Convertible Notes Claims, Class 6B – Other General Unsecured Claims, and Class 7 – Interests in Reva Medical, Inc. as impaired within the meaning of section 1124 of the Bankruptcy Code and specifies the treatment of the Claims and Interests in those Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

iv.        No Discrimination (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment by the Debtor for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

v.        Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan and the various documents and agreements set forth in the Plan Supplement provide adequate and proper means for the implementation of the Plan, thereby satisfying section 1123(a)(5) of the Bankruptcy Code, including, without limitation, (i) the entry into the Exit Credit Facilities, (ii) the

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authorization, issuance, and delivery of the New Common Stock, NewLLC Common Units, and NewLLC Preferred Units, (iii) the continued corporate existence of, and vesting of assets in, the Reorganized Debtor and NewLLC, (iv) the cancellation of certain security interests, instruments, and other agreements, (v) the authorization of entry into new organizational documents, (vi) the composition and selection of the board of directors and officers of Reorganized REVA and the managers and officers of NewLLC and (vii) the taking of all necessary or appropriate actions by the Debtor, Reorganized REVA or NewLLC, as applicable, to effectuate the Restructuring Transactions under and in connection with the Plan.

vi.        Non-Voting Equity Securities / Allocation of Voting Power (11 U.S.C. § 1123(a)(6)). The new organizational documents prohibit the issuance of non-voting equity securities, thereby satisfying section 1123(a)(6) of the Bankruptcy Code. The issuance of the New Common Stock, New LLC Common Units, and NewLLC Preferred Units complies with section 1123(a)(6) of the Bankruptcy Code.

vii.        Designation of Directors and Officers (11 U.S.C. § 1123(a)(7)). The Plan Supplement and Section 5.8 of the Plan contain provisions with respect to the manner of selection of directors and officers of Reorganized REVA and NewLLC that are consistent with the interests of creditors, equity security holders, and public policy, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

viii.        Impairment/Unimpairment of Classes of Claims and Interests (11 U.S.C. 1123(b)(1)). Pursuant to Article III of the Plan, as set forth in section 1123(b)(1) of the Bankruptcy Code, (a) Class 2 – Lien Claims, Class 3 – Other Priority Claims, and Class 6A – General Unsecured Trade Claims are unimpaired and (b) Class 1A - Senior Secured Credit Facility First Out Claims, Class 1B - Senior Secured Credit Facility Last Out Claims, Class 4 - 2017 Convertible

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Notes Claims, and Class 5 - 2014 Convertible Notes Claims, Class 6B – Other General Unsecured Claims, and Class 7 – Interests in Reva Medical, Inc. are impaired.

ix.        Assumption and Rejection (11 U.S.C. § 1123(b)(2)). Article VI of the Plan addresses the assumption and rejection of Executory Contracts and Unexpired Leases, and meets the requirements of section 365(b) of the Bankruptcy Code. There have been no objections to the Debtor’s assumption of any of the Executory Contracts and Unexpired Leases pursuant to Article VI of the Plan.

x.        Preservation of Rights of Action and Reservation of Rights (11 U.S.C. § 1123(b)(3)). Except as otherwise provided in the Plan, including, without limitation, Article VIII, nothing contained in the Plan or this Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff, recoupment, or other legal or equitable defenses that the Debtor had immediately prior to the Effective Date. In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtor’s rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtor pursuant to the releases and exculpations contained in the Plan, which shall be deemed released and waived by the Debtor, Reorganized REVA, and NewLLC, as applicable, as of the Effective Date, except for Causes of Action brought as counterclaims or defenses to claims asserted against the Reorganized Debtor.

xi.        Unaffected Rights of Holders of Classes of Claims (11 U.S.C. § 1123(b)(5)). The Plan leaves unaffected the rights of holders of Class 2 – Lien Claims, Class 3 –

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Other Priority Claims, and Class 6A – General Unsecured Trade Claims. Thus, the Plan complies with section 1123(b)(5) of the Bankruptcy Code.

xii.        Additional Plan Provisions (11 U.S.C. § 1123(b)(6)). The provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.

xiii.        Cure of Defaults (11 U.S.C. § 1123(d)). Section 6.2 of the Plan provides for the satisfaction of default claims, as set out in the Cure Notices, to the extent not previously satisfied, associated with each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

M.        The Debtor’s Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtor has complied with the applicable provisions of the Bankruptcy Code. Specifically: (i) the Debtor is an eligible debtor under section 109 of the Bankruptcy Code; and (ii) the Debtor has complied with all other applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court, and in transmitting the Plan, the Plan Supplement, the Disclosure Statement, the Ballots, and related documents and notices, and in soliciting and tabulating the votes on the Plan, the Debtor has complied with the applicable provisions of the Bankruptcy Code (including sections 1125 and 1126(b)), the Bankruptcy Rules, the Local Bankruptcy Rules, applicable non-bankruptcy law, the Scheduling Order, and all other applicable law.

N.        Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)). The Debtor has proposed the Plan (and all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. The

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Debtor’s good faith is evident from the facts and record of this Chapter 11 Case, the Disclosure Statement, and the record of the Combined Hearing and other proceedings held in this Chapter 11 Case. The Plan was proposed with the legitimate and honest purpose of maximizing the value of the Debtor’s estate and to effectuate a successful reorganization of the Debtor. The Plan (including all documents necessary to effectuate the Plan) was negotiated at arm’s-length among representatives of the Debtor and the Consenting Creditors (the “Restructuring Support Parties”), and their respective professionals. Each of the Restructuring Support Parties supports confirmation of the Plan. Further, the Plan’s classification, indemnification, exculpation, release, discharge, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 524, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary for the Debtor’s successful reorganization.

O.        Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payment made or to be made by the Debtor for services or for costs and expenses of the Debtor’s professionals in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

P.        Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)). The Debtor has complied with section 1129(a)(5) of the Bankruptcy Code. The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtor and managers and officers of NewLLC upon the Effective Date of the Plan have been fully disclosed to the extent such information is available, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against the Debtor and with public policy. Each such member will serve in accordance with the terms and subject to the

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conditions of the new organizational documents, and other relevant organizational documents, each as applicable. The directors and officers of the Reorganized Debtor and managers and officers of NewLLC shall be selected according to the procedures set forth in the Plan.

Q.        No Rate Changes (11 U.S.C. § 1129(a)(6)). The Plan does not provide for rate changes by any of the Reorganized Debtor or NewLLC. Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable in this Chapter 11 Case.

R.        Best Interest of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis provided in the Disclosure Statement and other evidence proffered or adduced at the Combined Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under chapter 7 of the Bankruptcy Code on such date.

S.        Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Class 2 – Lien Claims, Class 3 – Other Priority Claims, and Class 6A – General Unsecured Trade Claims are Classes of Unimpaired Claims that are conclusively presumed to have accepted the Plan in accordance with section 1126(f) of the Bankruptcy Code. Class 6B – Other General Unsecured Claims, and Class 7 – Interests in Reva Medical, Inc. are Classes of Impaired Claims and Interests that are conclusively presumed to have rejected the Plan in accordance with section 1126(g) of the Bankruptcy Code. Class 1A - Senior Secured Credit Facility First Out Claims, Class 1B - Senior Secured Credit Facility Last Out Claims, Class 4 - 2017 Convertible Notes Claims, and Class 5 - 2014 Convertible Notes Claims are Classes of Impaired Claims that have voted to accept the Plan

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in accordance with sections 1126(b) and (c) of the Bankruptcy Code, without regard to the votes of insiders of the Debtor.

T.        Treatment of Administrative Claims, Claims for Accrued Professional Compensation, Priority Tax Claims, and Other Priority Claims (11 U.S.C. § 1129(a)(9)). The treatment of Allowed Administrative Claims and Claims for Accrued Professional Compensation, pursuant to Section 2.1 of the Plan satisfies the requirements of section 1129(a)(9)(A) of the Bankruptcy Code. The treatment of Priority Tax Claims pursuant to Section 2.2 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code. The treatment of Other Priority Claims pursuant to Section 3.3 of the Plan satisfies the requirements of section 1129(a)(9)(B) of the Bankruptcy Code. Pursuant to the Plan, no holder of an Administrative Claim is required to file a proof of claim or request for payment of an administrative expense under section 503(b) of the Bankruptcy Code. On the later of (a) the Distribution Date; (b) the first date such Administrative Claim is Allowed or as soon as reasonably practicable thereafter; and (c) the date such Allowed Administrative Claim becomes due and payable by its terms, or as soon thereafter as is reasonably practicable, each holder of an Allowed Administrative Claim will receive in full and final satisfaction, settlement, release, and discharge of, and, in exchange for, such holder’s Administrative Claim (i) Cash equal to the unpaid amount of such Allowed Administrative Claim, or (ii) treatment as is consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

U.        Acceptance by Impaired Class (11 U.S.C. § 1129(a)(10)). As further detailed in the Tabulation Declaration, Class 1A - Senior Secured Credit Facility First Out Claims, Class 1B - Senior Secured Credit Facility Last Out Claims, Class 4 - 2017 Convertible Notes Claims, and Class 5 - 2014 Convertible Notes Claims are Classes of Impaired Claims that have

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voted to accept the Plan by the requisite majorities set forth in the Bankruptcy Code, determined without including any acceptance of the Plan by any insider, thereby satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

V.        Feasibility (11 U.S.C. § 1129(a)(11)). The information in the Disclosure Statement and the Anderson Declaration, and the evidence proffered or adduced at the Combined Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that the Plan is feasible and that there is a reasonable prospect of the Reorganized Debtor and NewLLC being able to meet their financial obligations under the Plan and their business in the ordinary course, and that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganized Debtor or NewLLC, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

W.        Payment of Fees (11 U.S.C. § 1129(a)(12)). All fees currently payable under 28 U.S.C. § 1930, as determined by the Bankruptcy Code, have been or will be paid at the time of Confirmation pursuant to Section 2.3 of the Plan, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

X.        No Unfair Discrimination; Fair and Equitable (11 U.S.C. § 1129(b)). Class 6B – Other General Unsecured Claims, and Class 7 – Interests in Reva Medical, Inc. are deemed to have rejected the Plan. Based upon the evidence proffered, adduced, and presented by the Debtor at the Combined Hearing, the Plan does not discriminate unfairly and is fair and equitable with respect to the aforementioned Classes, as required by sections 1129(b)(1) and (b)(2) of the Bankruptcy Code, because no holder of any interest that is junior to each such Class will receive or retain any property under the Plan on account of such junior interest, and no holder of a Claim or Interest in a Class senior to such Classes is receiving more than 100% recovery on account of

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its Claim or Interest. Thus, the Plan may be confirmed notwithstanding the deemed rejection of the Plan by these Classes.

Y.        Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and no governmental entity has objected to the confirmation of the Plan on any such grounds. The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

Z.        Good Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before the Bankruptcy Court in this Chapter 11 Case, including evidence presented at the Combined Hearing, the Debtor and its Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys have acted in good faith within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and any applicable law, rule, or regulation governing the adequacy of disclosure in connection with all their respective activities relating to the solicitation of acceptances to the Plan and in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and, therefore, are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and, to the extent such parties are listed therein as Exculpated Parties, the exculpation provisions set forth in Article VIII of the Plan.

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AA.        Satisfaction of Confirmation Requirements. Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

BB.        Likelihood of Satisfaction of Conditions Precedent to the Effective Date. Each of the conditions precedent to the Effective Date, as set forth in the Plan, has been or is reasonably likely to be satisfied or waived in accordance with the Plan.

CC.        General Settlement of Claims and Interests. As between parties to the Restructuring Support Agreement, the general compromise and settlement of Claims and Interest and controversies incorporated in the Plan, as set forth in Section 8.1, is in the best interests of the Debtor, its estate, and Holders of Claims and Interests and is fair, equitable, and an appropriate exercise of the Debtor’s business judgment.

DD.        Implementation. The documents included in Plan Supplement and other documents necessary to effectuate the Restructuring Transactions (the “Plan Transaction Documents”) are essential elements of the Plan, and entry into each such Plan Transaction Document is in the best interests of the Debtor, its estate, and holders of Claims. The Debtor has exercised reasonable business judgment in deciding to enter into the Plan Transaction Documents, and all such Plan Transaction Documents, including the fees, expenses, and other payments set forth therein have been negotiated in good faith and at arm’s-length, are supported by reasonably equivalent value and fair consideration, and shall, upon completion of documentation and execution, be valid, binding, and enforceable agreements.

EE.        Releases, Exculpation, and Injunction. The Bankruptcy Court has jurisdiction to approve the releases, exculpation, and injunctions set forth in Article VIII of the Plan. Section 105(a) of the Bankruptcy Code permits issuance of the injunction and approval of the releases set forth in Section 8.3 of the Plan if, as has been established here, based upon the

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record in the Chapter 11 Case and the evidence presented at the Combined Hearing, such provisions (i) were integral to the agreement among the various parties in interest, as reflected in the Restructuring Support Agreement, and are essential to the formulation and implementation of the Plan, as provided in section 1123 of the Bankruptcy Code, (ii) confer substantial benefits on the Debtor’s estate, (iii) are fair, equitable, and reasonable, and (iv) are in the best interests of the Debtor, its estate, and parties in interest. The releases contained in Section 8.3 of the Plan were prominently disclosed and explained in the Combined Notice, the Ballots, and the Disclosure Statement. The releases contained in Section 8.3 of the Plan are consensual under applicable law because the releases therein are provided only by (a) each other Released Party; (b) each holder of Impaired Claims or Interests that are not Released Parties, except (i) any such holder that voted to reject, or abstained from voting on, the Plan and has also checked the box on the applicable Ballot indicating that they opt out of granting the releases provided in the Plan and (ii) any such holder deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code; (c) each holder of an Unimpaired Claim deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; and (d) with respect to any entity in the foregoing clauses (a) through (c), such Entity’s predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entity’s respective heirs, executors, estates, servants and nominees. See In re Indianapolis Downs, LLC, 486 B.R. 286, 303 (Bankr. D. Del. 2013); see also In re Joerns Woundco Holdings, Inc., Case No. 19-11401 (JTD) (Bankr. D. Del. July 25, 2019), ECF No. 182; In re Am. Apparel, Inc., No. 15-12055 (BLS) (Bankr. D. Del. Jan. 27, 2016), ECF No. 687; In re

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Heartland Publications, LLC, et al, No. 09-14459 (KG) (Bankr. D. Del. Apr. 16, 2010), ECF No. 244. Additionally, all Releasing Parties received the Combined Notice, the Plan, and Disclosure Statement, which provided detailed instructions regarding these releases and the option to opt out. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the releases, exculpation, and injunctions set forth in the Plan and implemented and approved by, and enforceable through, this Confirmation Order are fair, equitable, reasonable, and in the best interests of the Debtor, the Reorganized Debtor and NewLLC and the estate, creditors, and equity holders. The releases of non-Debtor parties under the Plan are fair to holders of Claims and Interests and are necessary to the proposed reorganization, thereby satisfying the applicable standards contained in In re Indianapolis Downs, 486 B.R. at 303, and are otherwise appropriate under In re W.R. Grace & Co., 475 B.R. 34, 107 (D. Del. 2012). Such releases are given in exchange for and are supported by fair, sufficient, and adequate consideration provided by each and all of the parties receiving such releases, including the substantial contributions of the Consenting Lenders through the Exit Facilities, becoming Restructuring Support Parties and supporting the Plan, and providing the releases in accordance therewith. The record of the Combined Hearing and this Chapter 11 Case is sufficient to support the releases, exculpation, and injunctions contained in Article VIII of the Plan. Accordingly, based upon the record of the Chapter 11 Case, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Combined Hearing, this Court finds that the releases, exculpation, and injunctions set forth in Article VIII of the Plan are consistent with the Bankruptcy Code and applicable law. The failure to implement, approve and enforce the releases, exculpation, and injunctions would seriously impair the Debtor’s ability to confirm the Plan.

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FF.        Good Faith. The Debtor and the Released Parties will be acting in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, and transfers set forth therein and (ii) take any actions authorized and directed by this Confirmation Order.

GG.        Retention of Jurisdiction. The Bankruptcy Court may properly, and upon the Effective Date shall, retain jurisdiction over all matters arising out of, and related to, the Chapter 11 Case, including the matters set forth in Article XI of the Plan and section 1142 of the Bankruptcy Code.

HH.        Exit Credit Facilities. The Exit Credit Facilities are an essential element of the Plan. The terms of the Exit Credit Facilities were negotiated at arm’s-length and in good faith and without intent to hinder, delay, or defraud any present or future creditor of the Debtor and are in the best interests of the Debtor, Reorganized REVA, NewLLC, the estate, and creditors. The entry into the Exit Credit Facilities by Reorganized REVA and NewLLC, as applicable, and the execution, delivery, or performance by the Debtor, Reorganized REVA, or NewLLC, as applicable, of the Exit Credit Facilities, and compliance by the Debtor, Reorganized REVA, or NewLLC, as applicable, with the terms thereof are authorized by this Confirmation Order.

II.        Liquidation Analysis. The Liquidation Analysis set forth in the Disclosure Statement, which the Bankruptcy Court has determined to be credible, persuasive, and based on appropriate assumptions and valid analysis and methodology, demonstrates that Debtor’s creditors and equity holders will receive a greater distribution under the Plan than a hypothetical liquidation under chapter 7 of the Bankruptcy Code.

JJ.        Valuation. Based on the valuation analysis set forth in the Disclosure Statement, which the Bankruptcy Court has determined to be credible, persuasive, and based on

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appropriate assumptions and valid analysis and methodology, the Bankruptcy Court finds that the valuation implied by the Restructuring Transactions is the best measure of the Reorganized Debtor’s value given the facts and circumstances of this Chapter 11 Case.

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

1.        Findings of Fact and Conclusions of Law. The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014. To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.        Combined Hearing on Approval of Disclosure Statement and Confirmation of Plan. In light of the fact that (i) the Plan provides that all Claims in Class 2 – Lien Claims, Class 3 – Other Priority Claims, and Class 6A – General Unsecured Trade Claims are unimpaired under section 1124 of the Bankruptcy Code, (ii) there is unanimous acceptance from the Voting Classes, and (iii) the Debtor’s need to normalize trade credit as quickly as possible, it was appropriate to hold a Combined Hearing on shortened notice on the Debtor’s request for approval of the Disclosure Statement and Solicitation Procedures, and confirmation of the Plan under sections 105(d)(2)(B)(vi) and 1125(g), and Bankruptcy Rule 3018(b).

3.        Notice of the Combined Hearing. As described herein and as evidenced by the Solicitation Affidavit, the Combined Notice Affidavit, the Dear Doctor Letter Affidavit, the Publication Affidavits, and all other supporting declarations and testimony that may be submitted in connection with the Combined Hearing, due, adequate, and sufficient notice of the Combined Hearing, together with all deadlines for voting on or objecting to the Plan and Disclosure

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Statement, was given in compliance with the Scheduling Order, which approved the Debtor’s request to have the Combined Hearing heard on shortened notice. The Debtors, through the Noticing and Claims Agent, caused the Combined Notice, and notice of the Plan and Disclosure Statement to be mailed to all known holders of Claims Interests, and all other Entities required to be served under Bankruptcy Rules 2002 and 3016, including by expedited means for such known holders of Claims, Interests, and other Entities that reside or are domiciled outside the United States. Additionally, as detailed in the Publication Affidavits, the Debtors also published the Publication Notice in the Financial Times, International Edition and one nationally-circulated newspaper in each of the countries in which the Debtor performed clinical trials, where permitted by applicable law, and provided notice to the physicians whose patients participated in trials. Accordingly the Combined Notice, and service and publication thereof, complied with the terms of the Scheduling Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case, and was in compliance with the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules. No further notice was necessary or appropriate.

4.        Solicitation. The Solicitation on the Plan complied with the Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Case and was in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Bankruptcy Rules, and applicable non-bankruptcy law.

5.        Ballots. The forms of Ballots annexed to the Solicitation Affidavit are in compliance with Bankruptcy Rule 3018(c), substantially conform to Official Form Number 14, and are approved in all respects.

6.        Disclosure Statement. The Disclosure Statement (i) contains information of a kind generally consistent with the disclosure requirements of applicable non-bankruptcy law (including

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the Securities Act), (ii) contains “adequate information” (as such term is defined in section 1125(a)(1) and used in section 1126(b)(2) of the Bankruptcy Code) with respect to the Debtor, the Plan, and the transactions contemplated therein, and (iii) is approved in all respects. To the extent that the Debtor’s Solicitation prior to the Petition Date is deemed to constitute an offer of new securities, the Debtor is exempt from the registration requirements of the Securities Act (and of any equivalent state or Australian securities or “blue sky” laws) with respect to such solicitation under Section 4(a)(2) of the Securities Act and Regulation D thereunder. Section 4(a)(2) of the Securities Act exempts from the registration provisions under the Securities Act any transaction “by an issuer not involving any public offering.” 15 U.S.C. § 77d(2). Regulation D promulgated under the Securities Act similarly exempts from the registration provisions under the Securities Act offerings of securities to “accredited investors” (as such term is defined under Regulation D) (“accredited investors”) and a limited number of other investors. 17 C.F.R. §230.501 et. seq. The Debtor took steps to ensure that the prepetition solicitation of acceptances of holders of Claims entitled to vote on the Plan was made only to those holders who are “Qualified Institutional Buyers” (as defined in Rule 144(a) of the Securities Act) (“QIB”) or accredited investors. As a result of the foregoing, there was no general solicitation in connection with the solicitation of acceptances of the Plan. In addition, 100% of holders of Claims entitled to vote on the Plan signed the Restructuring Support Agreement in which each such creditor certified that it is an accredited investor, a QIB or non-U.S. person under Regulation S under the Securities Act. As such, the Debtor’s solicitation did not constitute a public offering, because it falls within the exemption under Section 4(a)(2) of the Securities Act. Accordingly, the Disclosure Statement is hereby APPROVED as providing holders of Claims entitled to vote on the Plan with adequate

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information to make an informed decision as to whether to vote to accept or reject the Plan in accordance with section 1125(a)(1) of the Bankruptcy Code.

7.        Confirmation of the Plan. The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code. The documents contained in the Plan Supplement are authorized and approved. The terms of the Plan, including the Plan Supplement, are incorporated by reference into and are an integral part of this Confirmation Order.

8.        Objections. All objections, responses to, and statements and comments, if any, in opposition to, the Plan and/or the Disclosure Statement, respectively, other than those resolved or withdrawn with prejudice in their entirety prior to, or on the record at, the Combined Hearing, shall be, and hereby are, overruled on the merits in their entirety for the reasons stated on the record or as set forth in this Confirmation Order.

9.        No Action. Pursuant to the appropriate provisions of the General Corporation Law of the State of Delaware, other applicable non-bankruptcy law, and section 1142(b) of the Bankruptcy Code, no action of the respective directors or stockholders of the Debtor shall be required to authorize the Debtor to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan.

10.        Plan Classification Controlling. Unless otherwise set forth herein, the classifications of Claims and Interests for purposes of distributions under the Plan shall be governed solely by the terms of the Plan.

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11.        General Settlement of Claims and Interests. The good faith compromise and settlement of Claims and Interests and controversies incorporated into the Plan, including as set forth in the Restructuring Support Agreement, is hereby approved in all respects.

12.        Sources of Consideration for Plan Distributions. All consideration necessary for the Reorganized Debtor and NewLLC, as applicable, to make distributions pursuant to the Plan shall be obtained from existing Cash balances of the Debtor, the proceeds of the Exit Facilities, and the issuance of New Common Stock, NewLLC Common Units, and NewLLC Preferred Units.

13.        Authorization to Consummate. The Debtor is authorized to consummate the Plan after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to the Effective Date set forth in the Plan.

14.        Exit Credit Facilities. The Exit Credit Facilities, and all transactions contemplated thereby, including any actions to be taken, any undertakings to be made, and obligations to be incurred by Reorganized REVA or NewLLC, as applicable, in connection therewith, including the payment of all fees, indemnities, and expenses provided therein are approved in all respects. The Debtor, Reorganized REVA, and NewLLC, as applicable, are authorized and empowered to enter into and execute, without further approval of this Court or any other party, and without the need for any further corporate action, the Exit Credit Facilities in accordance with the Plan. The loans and other extensions of credit contemplated by the Exit Credit Facilities and the granting of Liens to secure such loans and other extensions of credit are approved and authorized in all respects. The holders of Liens under the Exit Credit Facilities are authorized to file, with the appropriate authorities, financing statements and other documents (the “Exit Credit Facility Perfection Documents”) or take any other action in order to evidence, validate, and perfect such Liens or security interests. The granting of such Liens and security interests, the making of such loans and

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other extensions of credit, the payment of any fees contemplated thereunder, and the execution and consummation of the Exit Credit Facilities and the Exit Credit Facility Perfection Documents have been and are being undertaken in good faith, for legitimate business purposes, and for reasonably equivalent value, will be deemed not to constitute a preference, fraudulent conveyance, or fraudulent transfer, and will not otherwise be subject to avoidance, recharacterization, disallowance, reduction, subordination (whether equitable, contractual, or otherwise), counterclaims, recoupment, cross-claims, defenses, or any other challenges under or pursuant to the Bankruptcy Code or any other applicable domestic or foreign law or regulation by any Person or entity. All fees, costs, and indemnities required to be paid under the Exit Credit Facilities shall be paid by Reorganized REVA or NewLLC, as applicable, without further order of the Bankruptcy Court. As of the Effective Date, and regardless of whether the Exit Credit Facility Perfection Documents are filed prior to, on, or after the Effective Date: (i) the (a) Liens and security interests granted pursuant to the Exit Credit Facilities and (b) Exit Credit Facility Perfection Documents will constitute legal, valid, and enforceable Liens and security interests in the collateral granted thereunder in accordance with the terms of the Exit Credit Facilities; (ii) the Liens and security interests granted under or in connection with the Exit Credit Facilities will become or continue to be, as applicable, valid, binding, and enforceable obligations of Reorganized REVA or NewLLC, as applicable; and (iii) the Liens and security interests granted under or in connection with the Exit Credit Facilities shall be automatically perfected by virtue of entry of this Confirmation Order, subject only to such Liens and security interests as may be permitted under the Exit Credit Facilities under the Bankruptcy Code or any applicable non-bankruptcy law. The Debtor, Reorganized REVA, NewLLC, and the persons and Entities granted such Liens and security interests are each authorized to make all filings and recordings, and to obtain all governmental

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approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order, and are authorized to cooperate and make all other filings and recordings that otherwise would be reasonably necessary under applicable law to perfect and/or give notice of such Liens and security interests to third parties. In the event an order dismissing any of this Chapter 11 Case is at any time entered, the liens securing the Exit Credit Facilities shall not be affected and shall continue in full force and effect in all respects and shall maintain their priority and perfected status as provided in the Exit Credit Facilities until all obligations in respect thereof have been paid and satisfied in full.

15.        Issuance of New Common Stock, NewLLC Common Units and NewLLC Preferred Units. All existing Interests in REVA Medical, Inc. shall be cancelled and discharged as of the Effective Date, and Reorganized REVA is authorized to issue the New Common Stock and NewLLC is authorized to issue NewLLC Common Units and NewLLC Preferred Units (collectively, “New Equity”) pursuant to the Plan and the Restructuring Transactions incorporated therein. The issuance of New Equity is authorized without the need for (a) any further order of this Court, (b) any corporate or limited liability company actions, and (c) any further action by the holders of Claims or Interests or the Debtor, Reorganized REVA, or NewLLC, as applicable. The New Equity is approved in all respects. The Debtor, Reorganized REVA, and NewLLC, as applicable, are authorized, without further approval of the Bankruptcy Court or any other party, to finalize, execute, and deliver all necessary documents related to New Equity (the “New Equity Documents”) and to take such other actions as reasonably deemed necessary to perform their obligations thereunder. Upon the Effective Date, each of the New Equity Documents shall have

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been adopted and shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Equity shall be bound thereby. Any New Equity that is issued under the Plan (and in accordance with the New Equity Documents) is hereby duly authorized and outstanding and validly issued.

16.        Exemption from Registration Requirements. The offering, issuance, and distribution of any Securities, including the New Equities, shall be exempt from the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code or any other available exemption from registration under the Securities Act, as applicable. Pursuant to section 1145 of the Bankruptcy Code, the New Equity issued under the Plan will be freely transferable under the Securities Act by recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (b) the New Equity Documents; and (c) any other applicable regulatory approval. Neither Reorganized REVA nor NewLLC will be reporting companies under the Securities Exchange Act of 1934, neither Reorganized REVA nor NewLLC will be required to and will not file reports with the SEC or any other entity or party, and neither Reorganized REVA nor NewLLC will be required to file monthly operating reports with the Bankruptcy Court after the Effective Date.

17.        Vesting of Assets in Reorganized REVA and NewLLC. Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions), or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in the Debtor’s estate, including all Causes of Action, shall vest in Reorganized REVA

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or New LLC, as applicable, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided herein, Reorganized REVA and NewLLC may each operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the U.S. Trustee (except for quarterly operating reports and fees associated therewith until the closing of the Chapter 11 Case).

18.        Cancellation of Notes, Instruments, Certificates, and Other Documents. Except with respect to assumed Executory Contracts and Unexpired Leases and to the extent provided herein, all notes, instruments, certificates, plans, agreements, and other documents evidencing any Claim or Interest and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtor thereunder shall be deemed fully satisfied, released, and discharged. The holders of or parties to such cancelled instruments, securities, and other documentation shall have no rights arising from or related to such instruments, securities, or other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding such cancellation and discharge, any credit document or agreement that governs the rights of the holder of a Claim or Interest shall, subject to the terms of the Plan, continue in effect solely for the purposes of allowing holders of Allowed Claims to receive distributions under the Plan.

19.        New Organizational Documents. The Debtor, Reorganized REVA, and NewLLC, as applicable, are authorized, without further approval of the Bankruptcy Court or any other party, to execute and deliver all new formation, organizational, constituent documents as may be necessary to effectuate the transactions contemplated by the Plan, the Restructuring Transactions,

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and the Restructuring Support Agreement. The documents contemplated to effectuate the Restructuring Transactions, including the terms governing the issuance of the New Common Stock, NewLLC Common Units, and NewLLC Preferred Units, comply in all respects with section 1123(a)(6) of the Bankruptcy Code, and are hereby approved. The adoption and filing of the documents necessary to effectuate the Restructuring Transactions are hereby authorized, ratified, and approved. The Debtor has complied in all respects, to the extent necessary, with section 1123(a)(6) of the Bankruptcy Code.

20.        Effectuating Documents; Further Transactions. On and after the Effective Date, Reorganized REVA and NewLLC, and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the Restructuring Support Agreement, the Restructuring Transactions, the Exit Credit Facilities, the new organizational documents, and any securities issued pursuant to the Plan in the name of and on behalf of Reorganized REVA and NewLLC, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

21.        Section 1146(a) Exemption. To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other person) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other Interest in the Debtor, Reorganized REVA, or NewLLC; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or

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recording of any lease or sublease; (e) the grant of collateral as security for any or all of the Exit Credit Facilities; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of this Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

22.        Compliance with Tax Requirements. The Reorganized Debtor, to the extent applicable, shall comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions made pursuant to the Plan shall be subject to any such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each holder of an Allowed Claim or Interest that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction

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and payment of any tax obligations imposed on such holder by any governmental unit on account of such distribution.

23.        Directors and Officers. On the Effective Date, the initial board of managers/directors of Reorganized REVA and NewLLC shall be consistent with the terms of the Plan (including the Plan Supplement) and the terms of the applicable governing documentation. Such appointment and designation is hereby approved and ratified as being in the best interests of the Debtor and creditors and consistent with public policy, and such directors hereby are deemed elected and appointed to serve in their respective capacities as of the Effective Date without further action of the Bankruptcy Court, Reorganized REVA, NewLLC, or their security holders.

24.        Restructuring Transactions. Prior to or on the Effective Date or as soon as reasonably practicable thereafter, the Debtor, Reorganized REVA, or NewLLC, as applicable, may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan and this Confirmation Order.

25.        Administrative Claims. Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation and except to the extent that a holder of an Allowed Administrative Claim and the Debtor or Reorganized Debtor agrees to less favorable treatment, each holder of an Allowed Administrative Claim shall be paid in full, in Cash, on the later of: (a) the Distribution Date; (b) the first date such Administrative Claim is Allowed or as soon as reasonable practicable thereafter; and (c) the date such Allowed Administrative Claim becomes due and payable by its terms, or as soon thereafter as is reasonably practicable; provided, however, that Administrative Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and

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conditions relating thereto without further notice to or order of the Bankruptcy Court and without waiver of any challenge, dispute, objection or defense to any such Administrative Claim.

26.        Professional Claims. Professionals or other Entities asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the Reorganized Debtor and such other Entities who are designated by the Bankruptcy Rules, this Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than the Professional Claims Bar Date; provided that the Reorganized Debtor may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date respecting fees or expenses incurred on or after the Effective Date without the need to file any fee application. Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized Debtor, the U.S. Trustee and the requesting party no later than 45 days after the Effective Date.

27.        Priority Tax Claims. Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtor, one of the following treatments: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; (b) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (c) such other treatment as may be agreed upon by such holder and the Debtor or otherwise determined upon an order of the Bankruptcy Court.

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28.        Subordination. Pursuant to Section 510 of the Bankruptcy Code, the Debtor or the Reorganized Debtor, as applicable, reserves the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.

29.        Executory Contracts and Unexpired Leases. In accordance with Article VI of the Plan, each of the Debtor’s Executory Contracts and Unexpired Leases shall be deemed assumed (or assumed and assigned, as applicable) as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected by the Debtor, pursuant to Final Order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its own terms; or (3) is the subject of a motion to reject filed on or before the Effective Date.

30.        Insurance Policies. Subject to the terms of Article VI of the Plan, each of the Insurance Policies shall, as applicable, be deemed assumed to the extent such Insurance Policies are Executory Contracts of the Debtor under section 365 of the Bankruptcy Code. Regardless of whether any Insurance Policy is or is not an Executory Contract, on and after the Effective Date, the Insurance Policies will remain valid and enforceable in accordance with their terms, shall not be impaired by the Plan or this Confirmation Order, and the Debtor, the Reorganized Debtor or any such assignee, as applicable, and the Insurers will perform their respective obligations to one another, if any, under the Insurance Policies; provided, however, that nothing contained in Section 6.6 of the Plan shall affect any Executory Contract or Claim of any Entity other than the Insurers. After the Effective Date, the Reorganized Debtor (or any such assignee) may reduce, modify or restrict, in its discretion, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtor who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy (and

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all tail coverage related thereto) regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

31.        Compensation and Benefit Plans. As of the Effective Date, unless specifically rejected by a Final Order of the Bankruptcy Court or otherwise specifically provided for herein, all employment and severance policies, workers’ compensation programs, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its present and former employees, officers, and directors, including all health care plans, disability plans, severance benefit plans, and incentive plans, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are deemed assumed under the Plan, and the Debtor’s obligations under such plans, policies, and programs, shall be deemed assumed pursuant to section 365(a) of the Bankruptcy Code, survive confirmation of the Plan, remain unaffected thereby, and not be discharged in accordance with section 1141 of the Bankruptcy Code. Any defaults existing under any of such plans, policies, and programs shall be cured promptly after they become known by Reorganized REVA or NewLLC, as applicable.

32.        Reservation of Rights. Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or Reorganized Debtor, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

33.        Discharge. Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided

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in the Plan shall discharge, effective as of the Effective Date, all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtor or its Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

34.        Releases by the Debtor. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtor, NewLLC, the Reorganized Debtor and the Estate from any and all Claims, obligations, rights, suits, damages,

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Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtor, NewLLC, the Reorganized Debtor, the Estate or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, or NewLLC, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Case, the negotiation, formulation or preparation of the Plan and Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any Released Party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, nor does it release any Cause of Action, obligation or liability expressly set forth in or preserved by the Plan or the Plan Supplement.

35.        Releases by Holders of Claims and Interests. As of the Effective Date, to the extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtor,

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NewLLC, the Reorganized Debtor and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor or NewLLC, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Case, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date related to the Debtor, the Restructuring and the Chapter 11 Case, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

36.        Exculpation. Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, Cause of Action or liability for any

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Exculpated Claim, other than Claims or liabilities arising out of or relating to any act or omission of an Exculpated Party that constitutes willful misconduct (including fraud) or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtor and the Reorganized Debtor (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the Entities identified in the foregoing sentence shall only be entitled to such exculpation to the extent permitted by section 1125(e) of the Bankruptcy Code.

37.        Release and Exculpation Provisions. All release and exculpation provisions embodied in the Plan, including but not limited to those contained in Section 8.3 of the Plan, are (i) integral parts of the Plan, (ii) fair, equitable, and reasonable, (iii) given for valuable consideration, and (iv) are in the best interest of the Debtor (and its estate), Reorganized REVA, NewLLC, and all other parties in interest, and such provisions are approved and shall be effective and binding on all persons and entities, to the extent provided in the Plan. The releases contained in Section 8.3 of the Plan were prominently disclosed and explained on the Combined Notice, Ballots, in the Disclosure Statement, and in the Plan. The releases contained in Section 8.3 of the Plan are consensual under applicable law because the releases therein are provided only by (a) each other Released Party; (b) each holder of Impaired Claims or Interests that are not Released Parties, except (i) any such holder that voted to reject, or abstained from voting on, the Plan and

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has also checked the box on the applicable ballot indicating that they opt out of granting the releases provided in the Plan and (ii) any such holder deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code; (c) each holder of an Unimpaired Claim deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; and (d) with respect to any entity in the foregoing clauses (a) through (c), such Entity’s predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entity’s respective heirs, executors, estates, servants and nominees, in each case only in their capacity as such and only to the extent such parties are estate fiduciaries. See In re Indianapolis Downs, 486 B.R. at 303.

38.        Plan Injunction. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner, any Cause of Action released or to be released pursuant to the Plan or this Confirmation Order. From and after the Effective Date, to the extent of the releases and exculpation granted in Article VIII of the Plan, the Enjoined Parties shall be permanently enjoined from commencing or continuing in any manner against the Released Parties and the Exculpated Parties and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to Article VIII of the Plan. Except as otherwise expressly provided in the Plan, the Plan Supplement or related documents, or for obligations issued pursuant to the Plan, all entities who have held, hold or may hold Claims or Interests that have been released pursuant to Sections 8.2 or 8.3 of the Plan, or discharged pursuant to Section 8.5 of the Plan or are subject to exculpation pursuant to section 8.4

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of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting or enforcing any encumbrance of any kind against such entities or the property or estate of such entities on account of or in connection with or with respect to any such Claims or Interests; and (4) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released, settled or discharged pursuant to the Plan. The rights afforded in the Plan and the treatment of all Claims and Interests therein shall be in exchange for and in complete satisfaction of all Claims and Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtor or any of its assets, property or estates. On the Effective Date, all such Claims against the Debtor shall be fully released and discharged, and the interests shall be cancelled. Except as otherwise expressly provided for herein or in obligations issued pursuant hereto from and after the Effective Date, all Claims against the Debtor shall be fully released and discharged, and all Interests shall be cancelled, and the Debtor’s liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code. All Entities shall be precluded from asserting against the Debtor, the Debtor’s estate, the Reorganized Debtor, each of their respective successors and assigns, and each of their assets and properties, any other Claims or Interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind

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or nature that occurred before the Effective Date. The Bankruptcy Court shall retain jurisdiction to interpret and enforce the releases, exculpations and injunctions.

39.        Release of Liens. Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

40.        Conditions Precedent to Effective Date. The Plan shall not become effective unless and until all conditions set forth in Sections 9.1 and 9.2 of the Plan have been satisfied or waived pursuant to Section 9.3 of the Plan.

41.        Immediate Binding Effect. On or after entry of this Confirmation Order and subject to the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtor, Reorganized REVA, NewLLC, and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor, and any other party in interest in the Chapter 11 Case, and the respective heirs, executors, administrators, successors, or assigns, if any, of any of the foregoing.

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42.        Effective date of the Releases; Related Items. Notwithstanding anything herein or in the Plan to the contrary, solely with respect to holders of Unimpaired Claims, the releases provided in sections 8.2 and 8.3 of the Plan shall be effective on the later of the Effective Date or the payment in full of such Unimpaired Claim. Additionally, notwithstanding anything herein or in the Plan to the contrary, Unimpaired Claims will not be discharged until and unless they have been paid in full. Recoupment rights shall not be discharged.

43.        U.S. Government Reservation of Rights. Notwithstanding any provision in the Plan, this Confirmation Order or any implementing Plan documents (collectively, “Plan Documents”): nothing discharges or releases the Debtor, the Reorganized Debtor, or any non-debtor from any right, claim, liability or cause of action of the United States, or impairs the ability of the United States to pursue any claim, liability, right, defense, or cause of action against any Debtor, Reorganized Debtor or non-debtor. Contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests of or with the United States shall be, subject to any applicable legal or equitable rights or defenses of the Debtor or Reorganized Debtor under applicable non-bankruptcy law, paid, treated, determined and administered in the ordinary course of business as if the Debtor’s bankruptcy case was never filed and the Debtor and the Reorganized Debtor shall comply with all applicable non-bankruptcy law. All claims, liabilities, rights, causes of action, or defenses of or to the United States shall survive the Chapter 11 Case as if it had not been commenced and be determined in the ordinary course of business, including in the manner and by the administrative or judicial tribunals in which such rights, defenses, claims, liabilities, or causes of action would have been resolved or adjudicated if the Chapter 11 Case had not been commenced; provided, that nothing in the Plan Documents shall alter any legal or equitable rights or defenses of the Debtor or the Reorganized Debtor under non-

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bankruptcy law with respect to any such claim, liability, or cause of action. Without limiting the foregoing, for the avoidance of doubt, nothing shall: (i) require the United States to file any proofs of claim or administrative expense claims in the Chapter 11 Case for any right, claim, liability, defense, or cause of action; (ii) affect or impair the exercise of the United States’ police and regulatory powers against the Debtor, the Reorganized Debtor or any non-debtor; (iii) be interpreted to set cure amounts or to require the United States to novate or otherwise consent to the transfer of any federal or state contracts, purchase orders, agreements, leases, covenants, guaranties, indemnifications, operating rights agreements or other interests; (iv) affect or impair the United States’ rights and defenses of setoff and recoupment, or ability to assert setoff or recoupment against the Debtor or the Reorganized Debtor and such rights and defenses are expressly preserved; (v) constitute an approval or consent by the United States without compliance with all applicable legal requirements and approvals under non-bankruptcy law; or (vi) relieve any party from compliance with all licenses and permits issued by governmental units in accordance with non-bankruptcy law.

44.        Payment of Statutory Fees. The Debtor shall pay in full, in Cash, any fees due and owing to the U.S. Trustee, including quarterly fees payable under 28 U.S.C. §1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtor’s business at the time of Confirmation. On and after the Effective Date, to the extent the Chapter 11 Case remains open, and for so long as the Reorganized Debtor remains obligated to pay quarterly fees, the Reorganized Debtor shall pay the applicable U.S. Trustee fees for the Reorganized Debtor when due in the ordinary course until such time as the Bankruptcy Court enters a final decree in the Reorganized Debtor’s Chapter 11 Case.

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45.        Retention of Jurisdiction. Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case and all matters, arising out of or related to, the Chapter 11 Case and the Plan including jurisdiction to, including, but not limited to, jurisdiction over the matters set forth in Article XI of the Plan.

46.        Documents, Mortgages, and Instruments. Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents, mortgages, and instruments necessary or appropriate to effectuate, implement, or consummate the transactions, including the Restructuring Transactions, contemplated in the Plan and this Confirmation Order.

47.        Reversal/Stay/Modification/Vacatur of Order. Except as otherwise provided in this Confirmation Order, if any or all of the provisions, other than any releases, exculpations, discharges, and injunctions provided under this Confirmation Order or the Plan, of this Confirmation Order or the Plan are hereafter reversed, modified, vacated, or stayed by subsequent order of this Court, or any other court, such reversal, stay, modification, or vacatur shall not affect the validity or enforceability of any act, obligation, indebtedness, liability, priority, or lien incurred or undertaken by the Debtor, Reorganized REVA, or New LLC, as applicable, prior to the effective date of such reversal, stay, modification, or vacatur including, without limitation, (i) the validity of any obligation, indebtedness or liability incurred by Reorganized Debtor REVA or NewLLC under the Exit Credit Facilities, or (ii) the validity and enforceability of the liens securing the Exit Credit Facilities. Notwithstanding any such reversal, stay, modification, or vacatur, of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, or in reliance on, this Confirmation Order prior to the effective date of such reversal, stay, modification, or

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vacatur shall be governed in all respects by the provisions of this Confirmation Order, the Plan, the Plan Supplement and related documents, or any amendments or modifications to the foregoing.

48.        Provisions of Plan and Order Nonseverable and Mutually Dependent. Except as provided in paragraph 47 of this Confirmation Order, the provisions of this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent. Each term and provision of the Plan is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as set forth in Article X of the Plan, consistent with the terms set forth herein; and (c) nonseverable and mutually dependent.

49.        Headings. Headings utilized herein are for convenience and reference only, and do not constitute a part of the Plan or this Confirmation Order for any other purpose.

50.        Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtor or the Reorganized Debtor, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the Debtor or Reorganized Debtor, as applicable.

51.        Applicable Non-Bankruptcy Law. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, the Plan Supplement, and

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any other related documents or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

52.        Waiver of Filings. Any requirement under section 521 of the Bankruptcy Code or Bankruptcy Rule 1007 obligating the Debtor to file any list, schedule, or statement with the Bankruptcy Court or the Office of the U.S. Trustee (except for monthly operating reports or any other post-confirmation reporting obligation to the U.S. Trustee), is hereby waived as to any such list, schedule, or statement not filed as of the entry of this Confirmation Order.

53.        Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and Disclosure Statement, any documents, instruments, or agreements (including the Plan Transaction Documents), and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

54.        Notice of Order. In accordance with Bankruptcy Rules 2002 and 3020(c), as soon as reasonably practicable after the Effective Date, the Debtor shall serve notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in the form annexed hereto as Exhibit B, to all parties who hold a Claim or Interest in this case and the U.S. Trustee. Such notice is hereby approved in all respects and shall be deemed good and sufficient notice of entry of this Confirmation Order.

55.        Waiver of Section 341(a) Meeting. Upon entry of this Confirmation Order, the Section 341(a) Meeting is hereby waived in accordance with the Scheduling Order.

56.        Final Order. This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

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57.        Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127 of the Bankruptcy Code.

58.        Waiver of Stay. The stay of this Confirmation Order provided by any Bankruptcy Rule (including Bankruptcy Rule 3020(e)), whether for fourteen (14) days or otherwise, is hereby waived, and this Confirmation Order shall be effective and enforceable immediately upon its entry by the Bankruptcy Court.

59.        Inconsistency. To the extent of any inconsistency between this Confirmation Order and the Plan, this Confirmation Order shall govern.

60.        No Waiver. The failure to specifically include any particular provision of the Plan in this Confirmation Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of this Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

JOHN T. DORSEY
Dated: February 19th, 2020	UNITED STATES BANKRUPTCY JUDGE
Wilmington, Delaware

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EXHIBIT A

First Amended Prepackaged Chapter 11 Plan of REVA Medical, Inc.

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:		Chapter 11

	REVA MEDICAL, INC.,	Case No. 20-10072 (JTD)

Debtor. [1]

FIRST AMENDED PREPACKAGED CHAPTER 11 PLAN OF REVA MEDICAL, INC.

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH BANKRUPTCY CODE SECTION 1125 AND WITHIN THE MEANING OF BANKRUPTCY CODE SECTION 1126.

THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTOR’S FILING FOR CHAPTER 11 BANKRUPTCY.

Dated: February 18, 2020

1             The last four digits of the Debtor’s tax identification number are (0505). The Debtor’s mailing address is 5751 Copley Drive, Suite B, San Diego, CA 92111.

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TABLE OF CONTENTS

ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1
1.1	Defined Terms	1
1.2	Rules of Interpretation	10
1.3	Computation of Time	11
1.4	Governing Law	11
1.5	Reference to Monetary Figures	11
1.6	Reference to the Debtor or the Reorganized Debtor	11

ARTICLE II ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES		12
2.1	Administrative Claims	12
2.2	Priority Tax Claims	12
2.3	Statutory Fees	13

ARTICLE III CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		13
3.1	Classification of Claims and Interests	13
3.2	Summary of Classification for the Reorganized Debtor	13
3.3	Classification and Treatment of Claims and Interests	14
3.4	Special Provisions Regarding Unimpaired Claims.	17
3.5	Subordinated Claims.	17

ARTICLE IV ACCEPTANCE REQUIREMENTS		17
4.1	Acceptance or Rejection of the Plan	17
4.2	Acceptance by Impaired Classes of Claims	18
4.3	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	18
4.4	Elimination of Vacant Classes

ARTICLE V MEANS FOR IMPLEMENTATION OF THE PLAN		18
5.1	Continued Corporate Existence and Vesting of Assets in Reorganized Debtor	18
5.2	General Settlement of Claims and Interests	19
5.3	Exit Financing/Incurrence of New Indebtedness/Restructuring Transactions	19
5.4	Sources of Consideration for Plan Distribution	20
5.5	Section 1145 Exemption	21
5.6	Cancellation of Securities and Agreements	21
5.7	Surrender of Existing Securities	21
5.8	Boards of Directors and Officers of the Reorganized Debtor and NewLLC	21
5.9	Corporate Action	22
5.10	Effectuating Documents; Further Transactions	22
5.11	Section 1146 Exemption from Certain Taxes and Fees	22
5.12	D&O Liability Insurance Policies	22
5.13	Release of Liens, Claims and Interests.	23
5.14	Cancellation of Stock, Certificates, Instruments and Agreements Related Thereto.	23
5.15	Preservation of Rights of Action	23
5.16	Single Satisfaction of Claims	23

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ARTICLE VI TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		24
6.1	Assumption and Rejection of Executory Contracts and Unexpired Leases	24
6.2	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.	24
6.3	Modifications, Amendments, Supplements, Restatements or Other Agreements.	25
6.4	Reservation of Rights	25
6.5	Contracts and Leases Entered Into After the Petition Date	25
6.6	Assumption of Insurance Policies	26
6.7	Assumption of Employment Contracts or Incentive Plans	26

ARTICLE VII PROVISIONS GOVERNING DISTRIBUTIONS		26
7.1	Record Date for Distributions	26
7.2	Timing of Distributions	26
7.3	Disbursing Agent	27
7.4	Rights and Powers of Disbursing Agent	27
7.5	Delivery of Distributions and Undeliverable or Unclaimed Distributions	27
7.6	Compliance with Tax Requirements and Allocations	28
7.7	Allocation Between Principal and Interest	28
7.8	Setoffs	28
7.9	Claims Paid or Payable by Third Parties

ARTICLE VIII SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		29
8.1	Compromise and Settlement of Claims, Interests and Controversies	29
8.2	Releases by the Debtor	29
8.3	Releases by Holders of Claims and Interests	30
8.4	Exculpation	30
8.5	Discharge of Claims and Termination of Interests	30
8.6	Injunction	31
8.7	Term of Injunctions or Stays	32
8.8	Protection Against Discriminatory Treatment	32
8.9	Release of Liens	32

ARTICLE IX CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		32
9.1	Conditions Precedent to Confirmation	32
9.2	Conditions Precedent to the Effective Date	33
9.3	Waiver of Conditions	34
9.4	Effect of Failure of Conditions	34

ARTICLE X MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		34
10.1	Modification and Amendments	34
10.2	Effect of Confirmation on Modifications	34
10.3	Revocation or Withdrawal of the Plan	34

ARTICLE XI RETENTION OF JURISDICTION		35
11.1	Jurisdiction of the Bankruptcy Court	35

ARTICLE XII MISCELLANEOUS PROVISIONS		37
12.1	Immediate Binding Effect	37

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12.2	Additional Documents	37
12.3	Reservation of Rights	37
12.4	Successors and Assigns	37
12.5	Service of Documents	37
12.6	Entire Agreement	38
12.7	Severability of Plan Provisions	38
12.8	Exhibits	38
12.9	Votes Solicited in Good Faith	39
12.10	Closing of Chapter 11 Case	39

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INTRODUCTION

REVA Medical, Inc. respectfully proposes the following chapter 11 plan of reorganization. Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Section 1.1 hereof.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAW

1.1	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form:

1.         “2014 Convertible Notes” means the 2014 Convertible Notes issued under that certain 2014 Convertible Notes Deed.

2.         “2014 Convertible Notes Claims” means any Claim arising under the 2014 Convertible Notes.

3.         “2014 Convertible Notes Deed” means the Convertible Notes Deed, dated September 25, 2014, by and among REVA, GSI and Senrigan (as amended, modified, or otherwise supplemented from time to time).

4.         “2014 Convertible Notes Distribution” means, with respect to the 2014 Convertible Notes Claims held by GSI, the distribution of New Common Stock, and, with respect to all other 2014 Convertible Notes Claims, the distribution of NewLLC Common Units, in each case in amounts set forth in the Distribution Table.

5.         “2017 Convertible Notes” means the 2017 Convertible Notes issued under that certain 2017 Convertible Notes Deed.

6.         “2017 Convertible Notes Claims” means any Claim arising under the 2017 Convertible Notes.

7.         “2017 Convertible Notes Deed” means the Convertible Notes Deed, dated April 22, 2017, by and among REVA, GSI and Senrigan (as amended, modified, or otherwise supplemented from time to time).

8.         “2017 Convertible Notes Distribution” means, with respect to the 2017 Convertible Notes Claims held by GSI, the distribution of New Common Stock, and with respect to all other 2017 Convertible Notes Claims, the distribution of NewLLC Common Units, in each case in amounts set forth in the Distribution Table.

9.         “Accrued Professional Compensation” means, at any given moment, all accrued, contingent or unpaid fees for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or incurred before the Effective Date that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code by any retained Professional in the Chapter 11 Case, or that are awardable and allowable under section 503 of the Bankruptcy Code, that has not been denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid. To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

10.         “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the

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businesses of the Debtor; and (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses Allowed pursuant to sections 328, 330(a), 331 or 363 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date.

11.         “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

12.         “Allowed” means, with respect to any Claim or Interest (i) any Claim as to which the Debtor and the holder of the Claim agree to the amount of the Claim or a court of competent jurisdiction has determined the amount of the Claim by Final Order; (ii) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtor or Reorganized Debtor, as applicable, in a Final Order; (iii) any Claim that is listed in the Schedules, if any are filed, as liquidated, non-contingent and undisputed; or (iv) any Claim or Interest expressly allowed hereunder; provided that the Reorganized Debtor shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to this Plan. Notwithstanding the foregoing, Unimpaired Claims shall be Allowed Claims to the same extent such Claims would be allowed under applicable nonbankruptcy law.

13.         “ASX Share Cancellation Notice” means, in addition to the required notices to be provided to the holders of Existing REVA Interests in accordance with the Plan, any order of the Bankruptcy Court, and the Bankruptcy Code, a share cancellation notice in accordance with the terms and requirements of the Australian Stock Exchange delivered to the Australian Clearing House Electronic Subregister System, commonly known as CHESS on behalf of each holder of Existing REVA CHESS Depository Interests that such REVA Interests shall be cancelled upon the Effective Date pursuant to and in accordance with the Plan and the Confirmation Order entered by the Bankruptcy Court.

14.         “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

15.         “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Case or any other court having jurisdiction over the Chapter 11 Case, and, to the extent of any reference made pursuant to 28 U.S.C. § 157, the unit of such court made pursuant to 28 U.S.C. § 157.

16.         “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Case, promulgated under 28 U.S.C. § 2075, as well as the general and local rules of the Bankruptcy Court.

17.         “Business Day” means any day other than a Saturday, a Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a))

18.         “Cash” means the legal tender of the United States of America or the equivalent thereof.

19.         “Causes of Action” means any action, claim, cause of action, controversy, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law. Causes of Action also include: (a) any right of setoff or counterclaim and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any state law fraudulent transfer claim; and (f) any claim listed in the Plan Supplement.

20.         “Chapter 11 Case” means the chapter 11 case pending for the Debtor filed in the Bankruptcy Court on the Petition Date.

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21.         “Claim” means any claim against the Debtor as defined in section 101(5) of the Bankruptcy Code.

22.         “Class” means a category of Claims or Interests as set forth in Article III.

23.         “Company” means REVA Medical, Inc.

24.         “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Case.

25.         “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Case within the meaning of Bankruptcy Rules 5003 and 9021.

26.         “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

27.         “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

28.         “Consenting 2014 Noteholder” means each holder of 2014 Convertible Notes that is a signatory to the Restructuring Support Agreement.

29.         “Consenting 2017 Noteholder” means each holder of 2017 Convertible Notes that is a signatory to the Restructuring Support Agreement.

30.         “Consenting Creditors” means, together, the Consenting Senior Secured Lenders, the Consenting 2014 Noteholders and the Consenting 2017 Noteholders.

31.         “Consenting Senior Secured Lender” means each lender party to the Senior Secured Credit Agreement that is a signatory to the Restructuring Support Agreement.

32.         “Consummation” means the occurrence of the Effective Date.

33.         “Convertible Notes” means the 2014 Convertible Notes and the 2017 Convertible Notes.

34.         “Convertible Notes Claims” means the 2014 Convertible Notes Claims and the 2017 Convertible Notes Claims.

35.         “Convertible Notes Claims Distributions” means, collectively, the 2014 Convertible Notes Claims Distribution and the 2017 Convertible Notes Claims Distribution.

36.         “Corporate Governance Documents” means the Reorganized REVA Certificate of Incorporation and the Reorganized REVA By-Laws, each of which shall be filed with the Bankruptcy Court in the Plan Supplement.

37.         “Cure Claim” means a Claim based upon a monetary default, if any, by the Debtor on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtor pursuant to sections 365 or 1123 of the Bankruptcy Code.

38.         “D&O Liability Insurance Policies” means all insurance policies of either the Debtor or the Reorganized Debtor for directors’, managers’ and officers’ liability.

39.         “Debtor” means REVA, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Case.

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40.         “Disbursing Agent” means the Reorganized Debtor or the Entity or Entities chosen by the Reorganized Debtor to make or facilitate distributions pursuant to the Plan.

41.         “Disclosure Statement” means the Disclosure Statement for the Chapter 11 Plan of REVA Medical, Inc., dated January 13, 2020, including any exhibits, appendices, schedules, ballots, and related documents thereto, as amended, supplemented or modified in accordance with applicable law and the Restructuring Support Agreement, and any procedures related to the solicitation of votes to accept or reject the Plan, to be approved by the Confirmation Order.

42.         “Disputed” means, with respect to a Claim, (a) any Claim as to which the Debtor has interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) any Claim, proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of claim was not timely or properly filed; (c) any Claim that is listed in the Schedules, if they are filed, as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed; or (d) any Claim that is otherwise disputed by any of the Debtor or Reorganized Debtor in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtor disputes only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtor do not dispute, if any, and Disputed as to the balance of such Claim.

43.         “Distribution Date” means the date occurring as soon as reasonably practicable after the Effective Date when distributions under the Plan shall commence.

44.         “Distribution Record Date” means the date that the Confirmation Order is entered by the Bankruptcy Court.

45.         “Distribution Table” means the chart attached hereto as Exhibit A detailing: (a) the 2014 Convertible Notes Distribution; (b) the 2017 Convertible Notes Distribution; (c) the Senior Secured Credit Facility First Out Claims Distribution; (d) the Senior Secured Credit Facility Last Out Claims Distribution; (e) contribution amounts for the NewLLC Exit Credit Facility; and (f) contribution amounts for the Reorganized REVA Exit Credit Facility.

46.         “Effective Date” means the first Business Day after which all provisions, terms and conditions specified in Section 9.2 have been satisfied or waived pursuant to Section 9.3.

47.         “Elliott” means Elliott Management Corporation.

48.         “Elliott Distribution” means that share of the Class 1B Claims Distribution, the Class 4 Claims Distribution and the contribution amounts under the NewLLC Exit Credit Facility attributable to Elliott, Shamu Associates Inc., and Shamu International Inc., as set forth in the Distribution Table.

49.         “Embolics Business” means that business segment of the Debtor related to the development of bioresorbable embolic beads for the treatment of vascularized tumors and any and all assets related thereto.

50.         “Enjoined Party” means all Entities who have held, hold or may hold Claims or Interests that have been released pursuant to Sections 8.2 or 8.3, discharged pursuant to Section 8.5 or are subject to exculpation pursuant to Section 8.4.

51.         “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

52.         “Estate” means, as to the Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

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53.         “Exculpated Claim” means any claim related to any act or omission in connection with, relating to or arising out of the Debtor’s in or out of court restructuring efforts, the Chapter 11 Case, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the filing of the Chapter 11 Case, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Plan securities, or the distribution of property under the Plan or any other related agreement.

54.         “Exculpated Party” means each of the Debtor, the Reorganized Debtor and their Affiliates, only to the extent such Affiliate is an estate fiduciary, and with respect to each of the foregoing Entities, such Entities’ subsidiaries, affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners, affiliates and representatives, in each case only in their capacity as such and only to the extent such parties are estate fiduciaries.

55.         “Exculpation” means the exculpation provision set forth in Section 8.4 hereof.

56.         “Executory Contract” means a contract to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

57.         “Existing REVA Interests” means the existing Interests in the Debtor.

58.         “Exit Credit Facilities” means, collectively, the Reorganized REVA Exit Credit Facility and the NewLLC Exit Credit Facility.

59.         “Exit Financings” means, collectively, the NewLLC Exit Financing and the Reorganized REVA Exit Financing.

60.         “Final Order” means an order, ruling or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court on the docket in the Chapter 11 Case (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended or vacated, and as to which (a) the time to appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be Filed relating to such order, shall not cause an order not to be a Final Order.

61.         “General Unsecured Trade Claim” means any Unsecured Claim against the Debtor held by a trade creditor, vendor, supplier, service provider, independent contractor, professional, current or former employee, director or officer of the Debtor, or that arises out of a prepetition contract, that arose in the ordinary course of business on account of goods and services provided to REVA.

62.         “Goldman Sachs Distribution” means that share of the Class 1A and 1B Claims Distribution, the Class 4 Claims Distribution, the Class 5 Claims Distribution and the contribution amounts under the Exit Credit Facilities attributable to GSI, GSSLG, and SSIG II, as set forth in the Distribution Table.

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63.        “Governmental Unit” means any domestic, foreign, provincial, federal, state, local or municipal (a) government, (b) governmental agency, commission, department, bureau, ministry or other governmental entity or (c) any other governmental unit as defined in section 101(27) of the Bankruptcy Code.

64.        “GSI” means Goldman Sachs International.

65.        “GSSLG” means Goldman Sachs Specialty Lending Group, L.P.

66.        “Impaired” means any Claim or Interest in an Impaired Class.

67.        “Impaired Class” means a Class that is impaired within the meaning of section 1124 of the Bankruptcy Code. For the avoidance of doubt, Impaired Classes are Classes 1A, 1B, 4, 5, 6B and 7.

68.        “Insurance Policies” means any insurance policies, insurance settlement agreements, coverage-in-place agreements or other agreements related to the provision of insurance entered into by or issued to or for the benefit of the Debtor or its predecessors.

69.        “Insurer” means a counterparty to any Insurance Policy that is not the Debtor, its predecessors, or Affiliates.

70.        “Interest” means any share of common stock, preferred stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or other right, contractual or otherwise, to acquire any such interest in the Debtor that existed before the Effective Date, any phantom stock or other similar stock unit provided pursuant to the Debtor’s prepetition employee compensation programs and any Claim related to the purchase of interests subject to subordination pursuant to section 510(b) of the Bankruptcy Code; provided, however, that to the extent an Interest is subject to the compliance with the terms of a prepetition contract or other agreement, any recovery under the Plan on account of such Interest shall be subject to the terms of such contract or agreement.

71.        “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

72.        “Lien Claim” means any Secured Claim that is not a Senior Secured Credit Agreement Claim.

73.        “New Boards” means, collectively, the Reorganized REVA Board and the NewLLC Board.

74.        “New Common Stock” means a certain number of common shares in the capital of the Reorganized Debtor authorized pursuant to the Plan, of which up to 100 shares shall be initially issued and outstanding pursuant to the Plan as of the Effective Date.

75.        “NewLLC” means REVA Medical, LLC.

76.        “NewLLC Board” means, with respect to NewLLC, the initial board of managers of NewLLC appointed as of the Effective Date.

77.        “NewLLC Common Units” means the new limited liability company common units of NewLLC.

78.        “NewLLC Exit Credit Facility” means the new loans issued under the NewLLC Exit Credit Facility Agreement on the Effective Date to the Consenting Creditors on terms substantially in the form attached to the Restructuring Support Agreement and as detailed in the Distribution Table.

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79.        “NewLLC Exit Credit Facility Agreement” means one or more financing agreements to be executed by NewLLC on or before the Effective Date, providing for a senior secured credit facility, including any agreements, amendments, supplements or documents related thereto, the substantially final form of which shall be filed as part of the Plan Supplement.

80.        “NewLLC Exit Financing” means a senior secured credit facility up to a principal amount of $15 million entered into pursuant to the NewLLC Exit Credit Facility Agreement.

81.        “NewLLC Limited Liability Company Agreement” means, with respect to NewLLC, the form of the initial limited liability company agreement of such Entity the substantially final form of which shall be filed as part of the Plan Supplement.

82.        “NewLLC Preferred Units” means the new limited liability company preferred units of NewLLC.

83.        “NewLLC Units” means the NewLLC Common Units and the NewLLC Preferred Units.

84.        “Notice and Claims Agent” means Bankruptcy Management Solutions, Inc. d/b/a Stretto retained as the Debtor’s notice, claims and solicitation agent.

85.        “Other General Unsecured Claim” means any Unsecured Claim against the Debtor, unless such Claim is: (a) a 2014 Convertible Notes Claim, (b) a 2017 Convertible Notes Claim, (c) an Administrative Claim, (d) a Priority Tax Claim, (e) an Other Priority Claim, (f) a Claim Accrued for Professional Compensation, or (g) a General Unsecured Trade Claim.

86.        “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim or (b) a Priority Tax Claim.

87.        “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

88.        “Petition Date” means the date on which the Debtor commenced its Chapter 11 Case.

89.        “Plan” means this Prepackaged Chapter 11 Plan of REVA Medical, Inc., including the Plan Supplement, which is incorporated herein by reference.

90.        “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtor no later than 14 days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court, and additional documents filed with the Bankruptcy Court before the Effective Date as amendments, modifications or supplements to the Plan Supplement, including, among other things, substantially final forms (in each case, subject to the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement) of the NewLLC Exit Credit Facility Agreement, the Reorganized Reva By-Laws, the Reorganized Certificate of Incorporation, and the NewLLC Limited Liability Company Agreement; provided, that, through the Effective Date, the Debtors, with the consent of the Consenting Creditors, shall have the right to amend documents contained in, and exhibits to, the Plan Supplement in accordance with the terms of this Plan and the Restructuring Support Agreement.

91.        “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

92.        “Professional” means an Entity: (a) retained pursuant to a Final Order in accordance with sections 327, 363 or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date,

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pursuant to sections 327, 328, 329, 330, 363 and 331 of the Bankruptcy Code or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

93.        “Professional Claims Bar Date” means 30 days after the Effective Date.

94.        “Proof of Claim” means a proof of Claim filed against the Debtor in the Chapter 11 Case.

95.        “Reinstated” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

96.        “Rejection Claim” means a Claim arising from the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code.

97.        “Releasing Party” means (a) each other Released Party; (b) each holder of Impaired Claims or Interests that are not Released Parties, except (i) any such holder that voted to reject, or abstained from voting on, the Plan and has also checked the box on the applicable ballot indicating that they opt out of granting the releases provided in the Plan and (ii) any such holder deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code; (c) each holder of an Unimpaired Claim deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code; and (d) with respect to any entity in the foregoing clauses (a) through (c), such Entity’s predecessors, successors and assigns, subsidiaries, Affiliates, managed accounts or funds, current or former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such entity’s respective heirs, executors, estates, servants and nominees, only in their capacity as such.

98.        “Released Party” means each of: (a) the Debtor and the Reorganized Debtor; (b) the current and former directors and officers of the Debtor; (c) the Senior Secured Credit Agreement Agent; (d) the Consenting Senior Secured Lenders; (e) the Consenting 2014 Noteholders; (f) the Consenting 2017 Noteholders; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ subsidiaries, Affiliates, members, officers, directors, agents, financial advisors, accountants, investment bankers, consultants, attorneys, employees, partners and representatives, in each case, only in their capacity as such.

99.        “Reorganized” means, with respect to the Debtor, the Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

100.        “Reorganized Debtor” or “Reorganized REVA” means REVA, as reorganized on the Effective Date in accordance with this Plan.

101.        “Reorganized REVA Board” means, with respect to the Reorganized Debtor, the initial board of directors of the Reorganized Debtor appointed as of the Effective Date.

102.        “Reorganized REVA Exit Credit Facility” means the new loans issued under the Reorganized REVA Exit Credit Facility Agreement on the Effective Date and as detailed in the Distribution Table.

103.        “Reorganized REVA Exit Credit Facility Agreement” means one or more financing agreements to be executed by the Reorganized Debtor on or before the Effective Date, providing for a senior secured credit facility, including any agreements, amendments, supplements or documents related thereto, the substantially final form of which shall be filed as part of the Plan Supplement.

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104.        “Reorganized REVA Exit Financing” means a senior credit facility, which may be secured, in an initial principal amount of up to $4,486,581.13 entered into pursuant to the Reorganized REVA Exit Credit Facility Agreement.

105.        “Reorganized REVA By-Laws” means, with respect to the Reorganized Debtor, its new by-laws, the form of which shall be included in the Plan Supplement.

106.        “Reorganized REVA Certificate of Incorporation” means, with respect to the Reorganized Debtor, the form of its initial certificate of incorporation, the form of which shall be included in the Plan Supplement.

107.        “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of December 23, 2019, by and among REVA and the Consenting Creditors, as the same may be amended, restated, or otherwise modified in accordance with its terms.

108.        “Restructuring Transactions” means the transactions set forth on Exhibit 1 attached hereto that shall be implemented on or prior to the Effective Date.

109.        “REVA” means REVA Medical, Inc., a Delaware corporation.

110.        “Schedules” means, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases and statements of financial affairs filed by the Debtor with the Bankruptcy Court and in substantial accordance with the Official Bankruptcy Forms, as the same may have been amended, modified or supplemented from time to time, to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

111.        “Second Amendment Additional Term Loans” shall have the meaning ascribed to such term in the Senior Secured Credit Agreement.

112.        “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Estate of the Debtor against which the Claim is asserted has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, to the extent of the value of the creditor’s interest in the Estate’s interest in such property as determined pursuant to section 506(a) of the Bankruptcy Code; (b) subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the property subject to setoff; or (c) otherwise Allowed pursuant to the Plan as a Secured Claim.

113.        “Senior Secured Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of April 2, 2019 (as amended, modified, or otherwise supplemented from time to time prior to the date hereof), among REVA, as borrower, the lenders from time to time party thereto, and GSI, as administrative Agent, collateral agent, and lead arranger.

114.        “Senior Secured Credit Agreement Agent” means GSI.

115.        “Senior Secured Credit Facility” means the loans issued under that certain Senior Secured Credit Agreement.

116.        “Senior Secured Credit Facility Claims” means any Senior Secured Credit Facility First Out Claims and any Senior Secured Credit Facility Last Out Claims.

117.        “Senior Secured Credit Facility First Out Claims” means any Claim arising under the Senior Secured Credit Facility with respect to any Second Amendment Additional Term Loans or Third Amendment Additional Term Loans.

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118.        “Senior Secured Credit Facility First Out Claims Distribution” means, (i) with respect to the Senior Secured Credit Facility First Out Claims held by SSIG II, the conversion of such claims into an equal amount of loans under the Reorganized REVA Exit Credit Facility and (ii) with respect to all other Senior Secured Credit Facility First Out Claims, the conversion of such claims into an equal amount of loans under the NewLLC Exit Credit Facility, each in an amount as set forth in the Distribution Table.

119.        “Senior Secured Credit Facility Last Out Claims” means any Claim arising under the Senior Secured Credit Facility other than any Senior Secured Credit Facility First Out Claim.

120.        “Senior Secured Credit Facility Last Out Claims Distribution” means, (i) with respect to the Senior Secured Credit Facility Last Out Claims held by SSIG II, the conversion of such claims into an equal amount of loans under the Reorganized REVA Exit Credit Facility and (ii) with respect to all other Senior Secured Credit Facility Last Out Claims, NewLLC Preferred Units, each in an amount as set forth in the Distribution Table.

121.        “Senrigan” mean Senrigan Master Fund.

122.        “Senrigan Distribution” means that share of the Class 1B Claims Distribution, the Class 4 Claims Distribution, the Class 5 Claims Distribution and the contribution amounts under the NewLLC Exit Credit Facility attributable to Senrigan Master Fund, as set forth in the Distribution Table.

123.        “SSIG II” means Special Situations Investing Group II, LLC.

124.        “Third Amendment Additional Term Loans” shall have the meaning ascribed to such term in the Senior Secured Credit Agreement.

125.        “Unexpired Lease” means a lease to which the Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

126.        “Unimpaired” means any Claim or Interest that is not designated as Impaired. For the avoidance of doubt, Unimpaired Classes are Classes 2, 3, and 6A.

127.        “Unsecured Claim” means any unsecured claim against the Debtor including (a) a General Unsecured Claim, (b) a 2014 Convertible Notes Claim, (d) a 2017 Convertible Notes Claim, and (e) a General Unsecured Trade Claim.

128.        “U.S. Trustee” means the United States Trustee for the District of Delaware.

1.2     Rules of Interpretation

For purposes of this Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) unless otherwise stated, the words “herein,” “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the

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Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (i) any immaterial effectuating provisions may be interpreted by the Reorganized Debtor in a manner that is consistent with the overall purpose and intent of the Plan all without further Bankruptcy Court order.

1.3	Computation of Time

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

1.4	Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of the Plan, any agreements, documents, instruments or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtor or the Reorganized Debtor, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the Debtor or Reorganized Debtor, as applicable.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtor or the Reorganized Debtor

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to REVA, the Debtor or to the Reorganized Debtor shall mean REVA, the Debtor and the Reorganized Debtor, as applicable, to the extent the context requires.

1.7	Consent Rights of Consenting Creditors

Notwithstanding anything herein to the contrary, any and all consent rights of the Consenting Creditors set forth in the Restructuring Support Agreement (or otherwise) with respect to the form and substance of this Plan, the Plan Supplement, the other Plan documents, including any amendments, restatements, supplements, or other modifications to such documents, or with respect to any other document, actions, or anything else referred to herein, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Section 1.1 hereof) and fully enforceable as if stated in full herein.

1.8	Controlling Document.

In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control unless otherwise specified in such Plan Supplement document. In the event of an inconsistency between this Plan and any other instrument or document created or executed pursuant to this Plan, other than documents contained in the Plan Supplement, or between this Plan and the Disclosure Statement, this Plan shall control. The provisions of this Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effectuate the purposes of each; provided, that if there is determined to be any inconsistency between any provision of this Plan and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern, and any such provisions of the Confirmation Order shall be deemed a modification of this Plan.

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ARTICLE II

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS AND STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III, are not entitled to vote on the Plan, and shall receive the following treatment:

2.1	Administrative Claims

(a)	Administrative Claims

Except with respect to Administrative Claims that are Claims for Accrued Professional Compensation and except to the extent that a holder of an Allowed Administrative Claim and the Debtor or Reorganized Debtor agrees to less favorable treatment to such holder, each holder of an Allowed Administrative Claim shall be paid in full, in Cash, on the later of: (a) the Distribution Date; (b) the first date such Administrative Claim is Allowed or as soon as reasonable practicable thereafter; and (c) the date such Allowed Administrative Claim becomes due and payable by its terms, or as soon thereafter as is practicable; provided, however, that Administrative Claims incurred by the Debtor in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

(b)	Professional Compensation

(i)	Claims for Accrued Professional Compensation

Professionals or other Entities asserting a Claim for Accrued Professional Compensation for services rendered before the Effective Date must file and serve on the Reorganized Debtor and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than the Professional Claims Bar Date; provided that the Reorganized Debtor may pay retained Professionals or other Entities in the ordinary course of business after the Effective Date without the need to file any fee application. Objections to any Claim for Accrued Professional Compensation must be filed and served on the Reorganized Debtor, the U.S. Trustee and the requesting party no later than 45 days after the Effective Date.

(ii)	Post- Effective Date Fees and Expenses

Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.

2.2	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, on the Distribution Date, at the option of the Debtor, one of the following treatments: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; (b) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, plus interest at the rate determined under applicable nonbankruptcy law and to the extent provided for by section 511 of the Bankruptcy Code; or (c) such other

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treatment as may be agreed upon by such holder and the Debtor or otherwise determined upon an order of the Bankruptcy Court.

2.3	Statutory Fees

The Debtor shall pay in full, in Cash, any fees due and owing to the U.S. Trustee, including quarterly fees payable under 28 U.S.C. §1930(a)(6), plus interest due and payable under 31 U.S.C. § 3717 (if any), on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtor’s business at the time of Confirmation. On and after the Effective Date, to the extent the Chapter 11 Case remains open, and for so long as the Reorganized Debtor remains obligated to pay quarterly fees, the Reorganized Debtor shall pay the applicable U.S. Trustee fees for the Reorganized Debtor when due in the ordinary course until such time as the Bankruptcy Court enters a final decree in the Reorganized Debtor’s Chapter 11 Case.

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

3.1	Classification of Claims and Interests

Pursuant to section 1122 and 1123 of the Bankruptcy Code, the following designates the Classes of Claims and Interests under the Plan. A Claim or Interest is in a particular Class for the purposes of voting on, and receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Claim or Interest has not been paid, released, withdrawn or otherwise settled before the Effective Date. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class, and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class.

3.2	Summary of Classification for the Reorganized Debtor

The following chart represents the general classification of Claims and Interests for the Debtor pursuant to the Plan. To the extent there are no Allowed Claims or Interests in a particular Class, such Class is deemed to be omitted with respect to the Debtor.

Class	Claim	Impairment	Entitled to Vote

1A	Senior Secured Credit Facility First Out Claims	Impaired	Yes

1B	Senior Secured Credit Facility Last Out Claims	Impaired	Yes

2	Lien Claims	Unimpaired	No (deemed to accept)
3	Other Priority Claims	Unimpaired	No (deemed to accept)

4	2017 Convertible Notes Claims	Impaired	Yes

5	2014 Convertible Notes Claims	Impaired	Yes

6A	General Unsecured Trade Claims	Unimpaired	No (deemed to accept)
6B	Other General Unsecured Claims	Impaired	No (deemed to reject)

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Class	Claim	Impairment	Entitled to Vote

7	Interests in REVA Medical, Inc.	Impaired	No (deemed to reject)

3.3	Classification and Treatment of Claims and Interests

To the extent a Class contains Allowed Claims or Interests with respect to the Debtor, the classification of Allowed Claims and Interests is specified below.

(a)	Treatment of Class 1A – Senior Secured Credit Facility First Out Claims.

(i)	Classification: Class 1A consists of all Senior Secured Credit Facility First Out Claims against the Debtor.

(ii)	Allowance: Class 1A Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $ $4,911,276.04, including accrued and unpaid interest as of January 10, 2020.

(iii)

Treatment: On, or as soon as practicable after, the Distribution Date, in full and complete satisfaction, discharge and release of such Claims, the holders of Class 1A Claims shall receive the Senior Secured Credit Facility First Out Claims Distribution, as set forth in the Distribution Table.

(iv)	Impairment and Voting: Class 1A Claims are Impaired and the holders thereof are entitled to vote on the Plan.

(b)	Treatment of Class 1B – Senior Secured Credit Facility Last Out Claims.

(i)	Classification: Class 1B consists of all Senior Secured Credit Facility Last Out Claims against the Debtor.

(ii)	Allowance: Class 1B Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $5,290,429.05, including accrued and unpaid interest as of January 10, 2020.

(iii)

Treatment: On, or as soon as practicable after, the Distribution Date, in full and complete satisfaction, discharge and release of such Claims, the holders of Class 1B Claims shall receive the Senior Secured Credit Facility Last Out Claims Distribution, as set forth in the Distribution Table.

(iv)	Impairment and Voting: Class 1B Claims are Impaired and the holders thereof are entitled to vote on the Plan.

(c)	Treatment of Class 2 – Lien Claims.

(i)	Classification: Class 2 consists of all Lien Claims against the Debtor.

(ii)	Treatment: On or as soon as practicable after the Distribution Date, each holder of an Allowed Claim in Class 2, in full and final satisfaction of its Lien Claim, subject to section

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3.4 hereof, shall receive one of the following treatments at the option of the Reorganized Debtor:

A.

payment of the Allowed Claim in full in Cash on the later of the Distribution Date or as soon as practicable after a particular Claim becomes Allowed and, to the extent such allowed Lien Claim is oversecured, interest as applicable from and after the later of the date such Lien Claim (I) became due in the ordinary course of business or (II) was invoiced to the Debtor;

B.	such other treatment as may be agreed to by the Reorganized Debtor and the holder of such Lien Claim; or

C.	the holder shall retain its Lien on such property and be Reinstated.

(iii)

Impairment and Voting: Class 2 is Unimpaired, and holders of Class 2 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 2 Lien Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Lien Claims.

(d)	Treatment of Class 3 – Other Priority Claims.

(i)	Classification: Class 3 consists of all Other Priority Claims against the Debtor.

(ii)

Treatment: Each holder of an Allowed Claim in Class 3 shall receive, on or as soon as reasonably practicable after the Distribution Date, in full and final satisfaction of its Claim, subject to section 3.4 hereof, one of the following treatments on account of such Claim, determined at the option of the Reorganized Debtor:

A.	payment of the Allowed Claim in full in Cash, plus interest as applicable, on the later of the Distribution Date or as soon as practicable after such claim becomes Allowed, or

B.	such other treatment as may be agreed to by the Reorganized Debtor and the holder of such Other Priority Claim.

(iii)

Impairment and Voting: Class 3 is Unimpaired, and holders of Class 3 Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Class 3 Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Other Priority Claims.

(e)	Treatment of Class 4 – 2017 Convertible Notes Claims.

(i)	Classification: Class 4 consists of all 2017 Convertible Notes Claims against the Debtor.

(ii)	Allowance: Class 4 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $47.1 million, plus accrued and unpaid interest as of the Petition Date.

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(iii)

Treatment: Holders of Class 4 Claims, in full and complete satisfaction, discharge and release of such Claims shall receive the 2017 Convertible Notes Distribution as set forth in the Distribution Table.

(iv)	Impairment and Voting: Class 4 Claims are Impaired and the holders thereof are entitled to vote on the Plan.

(f)	Treatment of Class 5 – 2014 Convertible Notes Claims

(i)	Classification: Class 5 consists of all 2014 Convertible Notes Claims against the Debtor.

(ii)	Allowance: Class 5 Claims shall be Allowed Claims pursuant to the Plan in the aggregate principal amount of $25 million, plus accrued and unpaid interest as of the Petition Date.

(iii)

Treatment: Holders of Class 5 Claims, in full and complete satisfaction, discharge and release of such Claims shall receive the 2014 Convertible Notes Distribution as set forth in the Distribution Table.

(iv)	Impairment and Voting: Class 5 Claims are Impaired and the holders thereof are entitled to vote on the Plan.

(g)	Treatment of Class 6A – General Unsecured Trade Claims

(i)	Classification: Class 6A consists of all General Unsecured Trade Claims against the Debtor.

(ii)

Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Trade Claims are unaltered by this Plan, as further set forth in section 3.4 hereof. Except to the extent that a holder of a General Unsecured Trade Claim agrees to different treatment, on and after the Effective Date, the Debtor shall continue to pay (if Allowed) or dispute each General Unsecured Trade Claim in the ordinary course of business as if the Chapter 11 Case had never been commenced.

(iii)

Impairment and Voting: Class 6A Claims are Unimpaired. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Class 6A Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject this Plan, and the votes of such holders will not be solicited with respect to such Allowed General Unsecured Trade Claims.

(h)	Treatment of Class 6B – Other General Unsecured Claims

(i)	Classification: Class 6B consists of all Other General Unsecured Claims against the Debtor.

(ii)	Treatment: Holders of Class 6B Claims shall not receive or retain any property on account of such Class 6B Claims and all such Claims shall be cancelled and discharged.

(iii)

Impairment and Voting: Class 6B Claims are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Class 6B Claims are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the

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votes of such holders will not be solicited with respect to such Other General Unsecured Claims.

(i)	Treatment of Class 7 – Interests in REVA Medical, Inc.

(i)

Classification: Class 7 consists of any and all Interests in REVA Medical, Inc., and all Claims arising from or relating to Interests in REVA Medical, Inc. that are subject to subordination under Section 510 of the Bankruptcy Code.

(ii)

Treatment: Holders of Class 7 Claims and Interests shall not receive or retain any property on account of such Class 7 Claims and Interests and all such Claims and Interests shall be cancelled and discharged.

(iii)

Impairment and Voting: Class 7 Claims and Interests are Impaired. In accordance with section 1126(g) of the Bankruptcy Code, the holders of Class 7 Claims are conclusively presumed to reject the Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Interests in REVA Medical, Inc.

3.4	Special Provisions Regarding Unimpaired Claims.

The Debtor, the Reorganized Debtor and any other Entity shall retain all defenses, counterclaims, rights to setoff, and rights to recoupment, if any, as to Unimpaired Claims. Holders of Unimpaired Claims shall not be required to file a proof of claim with the Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Unimpaired Claims in any forum with jurisdiction over the parties. Notwithstanding anything to the contrary in the Plan, (a) each holder of an Unimpaired Claim shall be entitled to enforce its rights in respect of such Unimpaired Claim against the Debtor or the Reorganized Debtor, as applicable, (b) the provisions of Sections 5.6, 5.13 and 8.9 of the Plan shall not apply with respect to any Unimpaired Claim and (c) Unimpaired Claims shall not be deemed settled, satisfied, resolved, released, discharged, barred or enjoined by any provision of the Plan, unless and until such Unimpaired Claim has been either (a) paid in full (i) on terms agreed to between the holder of such Unimpaired Claim and the Debtor or the Reorganized Debtor, as applicable, (ii) in the Allowed amount of such Unimpaired Claim as determined by applicable law or (iii) in accordance with the terms and conditions of the applicable documentation or laws giving rise to such Unimpaired Claim or (b) otherwise satisfied or disposed of as determined by a court of competent jurisdiction. If the Debtor or the Reorganized Debtor dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated pursuant to applicable non-bankruptcy law.

3.5	Subordinated Claims.

Pursuant to Section 510 of the Bankruptcy Code, the Debtor or the Reorganized Debtor, as applicable, reserves the right to re-classify any Allowed Claim in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV

ACCEPTANCE REQUIREMENTS

4.1	Acceptance or Rejection of the Plan

(a)	Voting Class

Classes	1A, 1B, 4, and 5 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

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(b)	Presumed Acceptance of the Plan

Classes 2,3 and 6A are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

(c)	Deemed Rejection of the Plan

Classes 6B and 7 are not entitled to receive or retain any property under the Plan and are, therefore, conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

4.2	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

4.3	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtor shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtor reserves the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

ARTICLE V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1	Continued Corporate Existence and Vesting of Assets in Reorganized Debtor

(a)	Corporate Existence

Except as otherwise provided in this Plan, in the Corporate Governance Documents or elsewhere in the Plan Supplement, the Debtor, as Reorganized, shall continue to exist after the Effective Date as a separate corporate entity with all the powers of a corporation, pursuant to the applicable law in the jurisdiction in which the Debtor is incorporated. The Corporate Governance Documents shall be in the form filed with the Plan Supplement. On or after the Effective Date, the Reorganized Debtor, in its discretion, may take such action as permitted by applicable law and its organizational documents, as the Reorganized Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (i) the Reorganized Debtor to be merged into an affiliate or such assets of the Reorganized Debtor to be transferred to an affiliate or any similar transaction; (ii) the legal name of the Reorganized Debtor to be changed; or (iii) the closure of the Reorganized Debtor’s case on the Effective Date or any time thereafter. For the avoidance of doubt, any such actions shall be consented to in accordance with, or be in compliance with, the documents governing the Reorganized REVA Exit Credit Facility.

(b)	New Certificate of Incorporation and New By-Laws

On or immediately before the Effective Date, the Reorganized Debtor will file the Reorganized REVA Certificate of Incorporation or other formation documents with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or in accordance with the corporate laws of the jurisdiction of incorporation. After the Effective Date, the Reorganized Debtor may amend and restate its respective corporate

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organizational documents and other constituent documents as permitted by the laws of its jurisdiction of incorporation and its corporate organizational documents. The Reorganized REVA Certificate of Incorporation and the Reorganized REVA By-Laws shall be included in the Plan Supplement.

(c)	Vesting of Assets in the Reorganized Debtor

Except as otherwise provided in the Plan, the Restructuring Transactions, or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in the Estate and all Causes of Action (except those released pursuant to the Releases by the Debtor) shall vest in the Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens, if any, granted to secure the Reorganized REVA Exit Financing). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Interest or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation order. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professional fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

(d)	Further Actions

On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor may take all actions that may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms which the applicable entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law; provided that all such actions are consented to by the Consenting Creditors.

5.2	General Settlement of Claims and Interests

As discussed in detail in the Disclosure Statement and as otherwise provided herein, as one element of, and in consideration for, an overall negotiated settlement of disputed Claims and issues embodied in the Plan, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code and in consideration for the classification, distributions, releases and other benefits provided under the Plan, the provisions of the Plan shall upon Consummation constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan, as set forth in the Restructuring Support Agreement and as between the Consenting Creditors and the Debtor. Subject to Article VII, all distributions made to holders of Allowed Claims and Interests in any Class are intended to be and shall be final.

5.3	Exit Financing/Incurrence of New Indebtedness/Restructuring Transactions

(a)	NewLLC Exit Financing

On the Effective Date, NewLLC shall enter into the NewLLC Exit Credit Facility Agreement and complete the NewLLC Exit Financing in order to provide funding to the NewLLC, and the Reorganized Debtor and NewLLC shall be authorized to execute and deliver those documents necessary or appropriate to obtain the NewLLC Exit

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Financing, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization or approval of any Person.

(b)	Reorganized REVA Exit Financing

On the Effective Date, the Reorganized Debtor shall enter into the Reorganized REVA Exit Credit Facility Agreement and complete the Reorganized REVA Exit Financing in order to provide funding to the Reorganized Debtor, and the Reorganized Debtor shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Reorganized REVA Exit Financing, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or vote, consent, authorization or approval of any Person.

(c)	Restructuring Transactions

Prior to, on, or after the Effective Date, and pursuant to the Plan, the Debtor, and/or the Reorganized Debtor, as applicable, shall implement the Restructuring Transactions set forth on Exhibit B. The Debtor and/or the Reorganized Debtor, as applicable, shall take any actions, as agreed to by the Consenting Creditors, as may be necessary or appropriate to effect a restructuring of the Debtor’s business or the overall reorganization consistent with the terms of this Plan (including, for the avoidance of doubt, the Exhibits attached hereto). All matters provided for pursuant to the Plan that would otherwise require approval of the equity holders, managing members, members, managers, directors, or officers of the Debtor (as of or prior to the Effective Date) will be deemed to have been approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law, the provisions of the Reorganized Debtor governance documents, and without any requirement of further action by the equity holders, managing members, members, managers, directors, shareholders, or officers of the Debtor, or the need for any approvals, authorizations, actions or consents of any Person.

5.4	Sources of Consideration for Plan Distribution

(a)	Cash Consideration

All Cash consideration necessary for the Reorganized Debtor to make payments or distributions pursuant hereto shall be obtained from: (i) the Debtor’s Cash on hand as of the Effective Date (including Cash derived from business operations), and (ii) the proceeds of the Reorganized REVA Exit Financing, to the extent necessary.

(b)	Issuance of NewLLC Common Units, NewLLC Preferred Units and New Common Stock

On the Effective Date, (i) NewLLC shall issue up to 100,000 units of NewLLC Common Units for distribution to the holders of Allowed Claims in Class 4 and Class 5 and to Reorganized REVA pursuant to the terms set forth herein and in the Distribution Table, (ii) NewLLC shall issue up to 10,000 units of NewLLC Preferred Units for distribution to the holders of Allowed Claims in Class 4 and Class 5 and to Reorganized REVA pursuant to the terms set forth herein and in the Distribution Table, and (iii) the Reorganized Debtor shall issue up to 100 shares of New Common Stock for distribution to the holders of Allowed Claims in Class 4 and Class 5 pursuant to the terms set forth herein and in the Distribution Table. All of the shares of New Common Stock, NewLLC Common Units and NewLLC Preferred Units issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable. Each distribution and issuance referred to in Article II shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

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5.5	Section 1145 Exemption

The issuance of the New Common Stock, NewLLC Common Units and NewLLC Preferred Units distributed pursuant to the Plan to holders of Claims and Interests shall be authorized under section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, unless required by provision of applicable law, regulation, order or rule.

5.6	Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtor under the Convertible Notes, the Senior Secured Credit Facility, and any other certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtor giving rise to any Claim or Interest, shall be cancelled as to the Debtor and the Debtor shall not have any continuing obligations thereunder and (2) the obligations of the Debtor pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtor shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, that any such deed, indenture or agreement that governs the rights of the holder of a Claim shall continue in effect solely for purposes of allowing holders of the 2014 Convertible Notes Claims, the 2017 Convertible Notes Claims, and the Senior Secured Credit Facility Claims (as applicable) to receive distributions under the Plan as provided herein; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order or the Plan, or result in any expense or liability to the Reorganized Debtor, except to the extent set forth in or provided for under this Plan.

5.7	Surrender of Existing Securities

As a condition precedent to receiving any distribution on account of any Convertible Notes or Senior Secured Credit Facility loans, each record holder of any Convertible Note or Senior Secured Credit Facility loan shall be deemed to have surrendered such notes or loans or other documentation underlying such notes or loans and all such surrendered notes, loans and other documents shall be deemed to be cancelled in accordance with Section 5.6 of the Plan.

5.8	Boards of Directors and Officers of Reorganized Debtor and NewLLC

(a)	Boards of Directors

On the Effective Date, the Reorganized REVA Board will consist of (3) three directors and NewLLC Board will consist of five (5) managers, the members of which shall be included in the Plan Supplement to the extent known at the time of filing. To the extent known, the identity of the members of the New Boards and the nature and compensation for any member of a New Board who is an “insider” under section 101(31) of the Bankruptcy Code will be identified in the Plan Supplement but, in any event, shall be disclosed at or before the Confirmation Hearing.

(b)	Officers

To the extent known, officers of NewLLC and the Reorganized Debtor shall be identified in the Plan Supplement but, in any event, shall be disclosed at or before the Confirmation Hearing. Such officers shall serve in accordance with applicable non-bankruptcy law.

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5.9	Corporate Action

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Debtor; (2) the execution of and entry into the Exit Financings; (3) the distribution of the New Common Stock as provided herein; and (4) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtor or the Reorganized Debtor.

5.10	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtor and the officers and members of the boards of directors thereof are authorized to issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents related to the foregoing and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan (including the Exit Financings) and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorization or consents except for those expressly required pursuant to the Plan. The authorizations and approvals contemplated by this section shall be effective notwithstanding any requirements under non-bankruptcy law.

5.11	Section 1146 Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct and be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by this Plan; or (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including, without limitation: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under or pursuant to the Plan.

5.12	D&O Liability Insurance Policies

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtor shall assume (and assign to the Reorganized Debtor if necessary to continue the D&O Liability Insurance Policies in full force) all of the D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtor’s foregoing assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained herein, Confirmation of the Plan shall not discharge, impair or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtor under the Plan as to which no Proof of Claim need be filed. On or before the Effective Date, the Reorganized Debtor shall obtain reasonably sufficient tail coverage (i.e., D&O insurance coverage that extends beyond the end of the policy period) under a directors and officers’ liability insurance policy for the current and former directors, officers and managers for a period of five years, and placed with such insurers.

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5.13	Release of Liens, Claims and Interests.

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims, or Interests in or against the property of the Estate will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity. Any Entity holding such Liens, Claims, or Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtor such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtor and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments.

5.14	Cancellation of Stock, Certificates, Instruments and Agreements Related Thereto.

On the Effective Date, all stock, units, instruments, certificates, agreements and other documents evidencing the Existing REVA Interests shall be cancelled, and the obligations of the Debtor thereunder or in any way related thereto will be fully released, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

5.15	Preservation of Rights of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the releases by the Debtor provided by Section 8.2 hereof), the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or Reorganized Debtor, as applicable, will not pursue any and all available Causes of Action against them. Except with respect to Causes of Action as to which the Debtor or Reorganized Debtor have released any Person or Entity on or before the Effective Date (including pursuant to the releases by the Debtor or otherwise), the Debtor or Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtor expressly reserves all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action as a consequence of the Confirmation or Consummation.

5.16	Single Satisfaction of Claims

Holders of Allowed Claims may assert such Claims against the Debtor and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against the Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim plus applicable interest.

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ARTICLE VI

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1	Assumption and Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each of the Debtor’s Executory Contracts and Unexpired Leases shall be deemed assumed (or assumed and assigned, as applicable) as of the Effective Date, unless such Executory Contract or Unexpired Lease: (1) was previously assumed or rejected by the Debtor, pursuant to Final Order of the Bankruptcy Court; (2) previously expired or terminated pursuant to its own terms; or (3) is the subject of a motion to reject filed on or before the Effective Date.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, or assumptions and assignments, of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, all assumptions or assumptions and assignments of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party on or before the Effective Date shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order. All assumed Executory Contracts or Unexpired Leases shall be enforceable by the Reorganized Debtor or such party such Executory Contract or Unexpired Lease was assigned to in accordance with their terms notwithstanding any provision in such contract or lease that prohibits, restricts or conditions assumption, assignment or transfer. Any provision in any such contract or lease that permits a Person to terminate or modify such agreement or to otherwise modify the rights of the Debtor or the Reorganized Debtor or assignee, as applicable, based on the filing of the Chapter 11 Case or the financial condition of the Debtor or the Reorganized Debtor, as applicable, shall be unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed, or assumed and assigned, pursuant to the Plan (including any “change of control” provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Debtor’s assumption, or assumption and assignment, of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-Debtor party or parties thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. After the Effective Date, the Reorganized Debtor shall have the right to terminate, amend or modify any contracts, including intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

6.2	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash upon assumption thereof. At least 14 days before the Confirmation Hearing, the Debtor shall have served a notice on parties to Executory Contracts and Unexpired Leases to be assumed reflecting the Debtor’s intention to assume or assume and assign the Executory Contract or Unexpired Lease in connection with this Plan and setting forth the proposed cure amount (if any). If a counterparty to any Executory Contract or Unexpired Lease that the Debtor or Reorganized Debtor intends to assume does not receive such a notice, the proposed cure amount for such executory contract or unexpired lease shall be deemed to be zero dollars ($0).

In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. The cure

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notices shall include procedures for objecting to proposed assumptions of Executory Contracts and Unexpired Leases and any amounts of Cure Claims to be paid in connection therewith and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served and actually received by counsel to the Debtor at least four (4) Business Days before the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.

Any Proof of Claim filed with respect to an Executory Contract or Unexpired Lease that is assumed shall be deemed disallowed and expunged, without further notice to or action, order or approval of the Bankruptcy Court.

6.3	Modifications, Amendments, Supplements, Restatements or Other Agreements.

Unless otherwise provided in the Plan or specifically provided in the Plan Supplement, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtor during the Chapter 11 Case shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

6.4	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtor or Reorganized Debtor, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

6.5	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by the Debtor, including any Executory Contracts and Unexpired Leases assumed by the Debtor (or assumed and assigned, as applicable), will be performed by the Debtor or Reorganized Debtor, or the Entity to which such Executory Contract or Unexpired Lease was assigned, as applicable, in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

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6.6	Assumption of Insurance Policies

Notwithstanding anything in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, on the Effective Date, each of the Insurance Policies shall, as applicable, be deemed assumed to the extent such Insurance Policies are Executory Contracts of the Debtor under section 365 of the Bankruptcy Code. Regardless of whether any Insurance Policy is or is not an Executory Contract, on and after the Effective Date, the Insurance Policies will remain valid and enforceable in accordance with their terms, shall not be impaired by the Plan or Confirmation Order, and the Debtor, the Reorganized Debtor or any such assignee, as applicable, and the Insurers will perform their respective obligations to one another, if any, under the Insurance Policies; provided, however, that nothing contained in this Section 6.6 shall affect any Executory Contract or Claim of any Entity other than the Insurers.

After the Effective Date, the Reorganized Debtor (or any such assignee) may reduce, modify or restrict, in its discretion, the coverage under any D&O Liability Insurance Policy (including such tail coverage liability insurance) in effect as of the Effective Date, and all members, managers, directors, and officers of the Debtor who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy (and all tail coverage related thereto) regardless of whether such members, managers, directors, and/or officers remain in such positions after the Effective Date.

6.7	Assumption of Employment Contracts or Incentive Plans

Notwithstanding anything in the Plan or the Confirmation Order, including any provision that purports to be preemptory or supervening, the Debtor shall not assume, and shall reject, any employment contracts or management incentive plans that include any provisions requiring payments or benefits upon a change-of-control as a result of the consummation of the Plan; provided that the Debtor may assume such contracts or incentive plans if the Debtor either (i) obtains a written waiver of such payments or benefits prior to any such assumption or (ii) obtains a written consent to such assumption from the Consenting Creditors.

ARTICLE VII

PROVISIONS GOVERNING DISTRIBUTIONS

7.1	Record Date for Distributions

With respect to Impaired Claims, as of the entry of the Confirmation Order, the various transfer registers for each of the Classes of Claims or Interests as maintained by the Debtor or its agents shall be deemed closed, and there shall be no further changes made to reflect any new record holders of any Claims or Interests. The Debtor shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Distribution Record Date.

7.2	Timing of Distributions

Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such a Claim or Interest becomes an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), each holder of an Allowed Claim or Interest against the Debtor shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided herein, holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

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7.3	Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtor as Disbursing Agent or such other Entity designated by the Reorganized Debtor as a Disbursing Agent on the Effective Date.

7.4	Rights and Powers of Disbursing Agent

(a)	Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b)	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.

7.5	Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)	Delivery of Distributions in General

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims or Interests shall be made to holders of record as of the Distribution Record Date by the Disbursing Agent: (a) to the signatory set forth on any of the Proof of Claim or Interest filed by such holder or other representative identified therein (or at the last known addresses of such holder if no Proof of Claim or Interest is filed or if the Debtor has been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim or Interest; or (c) to any counsel that has appeared in the Chapter 11 Case on the holder’s behalf. Distributions under the Plan on account of Allowed Claims and Interests shall not be subject to levy, garnishment, attachment or like legal process, so that each holder of an Allowed Claim or Interest shall have and receive the benefit of the distributions in the manner set forth in the Plan. None of the Debtor, the Reorganized Debtor and the applicable Disbursing Agent shall incur any liability whatsoever on account of any distributions under the Plan.

(b)	Fractional Distributions

Whenever any payment of New Common Stock, NewLLC Common Units or NewLLC Preferred Units of a fraction pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole share (up or down), with half or less being rounded down. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

(c)	Undeliverable Distributions and Unclaimed Property

In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which

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time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all “unclaimed property” or interests in property shall revert to the Reorganized Debtor (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property or Interest in property shall be discharged and forever barred. Notwithstanding the foregoing and in accordance with Section 3.4 of the Plan, any unclaimed distributions on account of Unimpaired Claims shall not be subject to forfeiture or discharge pursuant to this section 7.5(c).

7.6	Compliance with Tax Requirements and Allocations

In connection with the Plan and all instruments issued in connection therewith, to the extent applicable, the Reorganized Debtor and the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any federal, state or local taxing authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtor and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtor reserves the right, in its sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, other spousal awards, Liens, and encumbrances.

Any holder of an Impaired Claim entitled to receive any property as an issuance or distribution under the Plan shall, upon request by the Disbursing Agent, provide an appropriate Form W-9 or (if the payee is a foreign Person) Form W-8. If such request is made and such holder of an Impaired Claim fails to comply before the date that is 180 days after the request is made, the amount of such distribution shall irrevocably revert to the Debtor, and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Debtor and its respective property.

7.7	Allocation Between Principal and Interest

For U.S. federal income tax purposes, distributions in full or partial satisfaction of Allowed 2014 Convertible Notes Claims and Allowed 2017 Convertible Notes Claims, as applicable, shall be allocated first to the principal amount of such Allowed Claims (as determined for U.S. federal income tax purposes), with any excess allocated to unpaid interest that accrued on such Claims.

7.8	Setoffs

The Debtor and the Reorganized Debtor may withhold (but not set off except as set forth below) from the distributions called for under the Plan on account of any Allowed Claim an amount equal to any claims, equity interests, rights and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the holder of any such Allowed Claim or Interest. In the event that any such claims, equity interests, rights and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the holder of any such Allowed Claim or Interest are adjudicated by Final Order or otherwise resolved, the Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim or Interest and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim or Interest) the amount of any adjudicated or resolved claims, equity interests, rights and Causes of Action of any nature that the Debtor or the Reorganized Debtor may hold against the holder of any such Allowed Claim or Interest, but only to the extent of such adjudicated or resolved amount. Neither the failure to effect such a setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor or the

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Reorganized Debtor of any such claims, equity interests, rights and Causes of Action that the Debtor or the Reorganized Debtor may possess against any such holder, except as specifically provided herein.

ARTICLE VIII

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

8.1	Compromise and Settlement of Claims, Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests and controversies relating to the contractual, legal and subordination rights that a holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, as set forth in the Restructuring Support Agreement and as between the Consenting Creditors and the Debtor. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtor, its Estate and holders of Claims and Interests and is fair, equitable and reasonable. In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtor may compromise and settle Claims against them and Causes of Action against other Entities.

8.2	Releases by the Debtor

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtor, NewLLC, the Reorganized Debtor and the Estate from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtor, NewLLC, the Reorganized Debtor, the Estate or their Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, or NewLLC, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Case, the negotiation, formulation or preparation of the Plan and Disclosure Statement, the Restructuring Support Agreement, or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any Released Party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, nor does it release any Cause of Action, obligation or liability expressly set forth in or preserved by the Plan or the Plan Supplement.

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8.3	Releases by Holders of Claims and Interests

As of the Effective Date, to the extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtor, NewLLC, the Reorganized Debtor and the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Releasing Party would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Debtor’s restructuring, the Chapter 11 Case, the purchase, sale or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor or NewLLC, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Case, the negotiation, formulation or preparation of the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Plan Supplement or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date related solely to the Debtor or its Chapter 11 Case, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct (including fraud) or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

8.4	Exculpation

Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, other than Claims or liabilities arising out of or relating to any act or omission of an Exculpated Party that constitutes willful misconduct (including fraud) or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtor and the Reorganized Debtor (and each of their respective Affiliates, agents, directors, officers, employees, advisors and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the Plan securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding anything to the contrary in the foregoing, the Entities identified in the foregoing sentence shall only be entitled to such exculpation to the extent permitted by section 1125(e) of the Bankruptcy Code.

8.5	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy

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Code, in each case whether or not: (1) a Proof of Claim or Interest based upon such Claim, debt, right or Interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such Claim, debt, right or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan. Except as otherwise provided herein, any default by the Debtor or its Affiliates with respect to any Claim or Interest that existed before or on account of the filing of the Chapter 11 Case shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

8.6	Injunction

FROM AND AFTER THE EFFECTIVE DATE, ALL ENTITIES ARE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER, ANY CAUSE OF ACTION RELEASED OR TO BE RELEASED PURSUANT TO THE PLAN OR THE CONFIRMATION ORDER.

FROM AND AFTER THE EFFECTIVE DATE, TO THE EXTENT OF THE RELEASES AND EXCULPATION GRANTED IN ARTICLE VIII HEREOF, THE ENJOINED PARTIES SHALL BE PERMANENTLY ENJOINED FROM COMMENCING OR CONTINUING IN ANY MANNER AGAINST THE RELEASED PARTIES AND THE EXCULPATED PARTIES AND THEIR ASSETS AND PROPERTIES, AS THE CASE MAY BE, ANY SUIT, ACTION OR OTHER PROCEEDING, ON ACCOUNT OF OR RESPECTING ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST OR REMEDY RELEASED OR TO BE RELEASED PURSUANT TO ARTICLE VIII HEREOF.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL ENTITIES WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO SECTIONS 8.2 OR 8.3, OR DISCHARGED PURSUANT TO SECTION 8.5 OR ARE SUBJECT TO EXCULPATION PURSUANT TO SECTION 8.4, ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH ENTITIES OR THE PROPERTY OR ESTATE OF SUCH ENTITIES ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.

THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTOR OR ANY OF ITS ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTOR SHALL BE FULLY RELEASED AND DISCHARGED, AND THE INTERESTS SHALL BE CANCELLED.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT HERETO FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTOR SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTOR’S LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY,

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INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE.

ALL ENTITIES SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTOR, THE DEBTOR’S ESTATE, THE REORGANIZED DEBTOR, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

NOTWITHSTANDING ANY OF THE FOREGOING, THIS SECTION SHALL NOT APPLY TO HOLDERS ON ACCOUNT OF ANY UNIMPAIRED CLAIMS.

8.7	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

8.8	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, Governmental Units, shall not discriminate against the Reorganized Debtor or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtor or another Entity with whom such Reorganized Debtor has been associated, solely because the Debtor has been a debtor under chapter 11, has been insolvent before the commencement of the Chapter 11 Case (or during the Chapter 11 Case but before the Debtor is granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Case.

8.9	Release of Liens

Except as otherwise provided herein or in any contract, instrument, release or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the Reorganized Debtor and its successors and assigns.

ARTICLE IX

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

9.1	Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 9.3.

1.    The Restructuring Support Agreement shall not have been terminated and shall be in full force and effect.

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2.    The Bankruptcy Court shall have entered a Final Order, in form and substance acceptable to the Debtor and the Consenting Creditors, approving the Disclosure Statement with respect to the Plan as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

3.    The Plan and the Plan Supplement, including any schedules, documents, supplements and exhibits thereto (in each case in form and substance) shall be reasonably acceptable to the Debtor and the Consenting Creditors.

9.2	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions shall have been satisfied or waived pursuant to the provisions of Section 9.3.

1.    The Bankruptcy Court has entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor and the Consenting Creditors and such Confirmation Order has not been stayed, modified, or vacated and includes a finding by the Bankruptcy Court that the New Common Stock and NewLLC Units to be issued on the Effective Date will be authorized and exempt from registration under applicable securities law pursuant to section 1145 of the Bankruptcy Code.

2.    The Bankruptcy Court shall have entered one or more Final Orders (which may include the Confirmation Order) authorizing the assumption, assumption and assignment, and rejection of executory contracts and unexpired leases by the Debtor as contemplated herein.

3.    All conditions precedent to the issuance of the New Common Stock and NewLLC Units, other than any conditions related to the occurrence of the Effective Date, shall have occurred.

4.    The transactions contemplated in the Restructuring Transactions shall have been executed and completed by all of the Entities that are parties thereto.

5.    The Exit Financings shall have been executed and delivered by all of the Entities that are parties thereto, and all conditions precedent to the consummation thereof shall have been satisfied in accordance with the terms thereof, and funding pursuant to the Exit Financings shall have occurred.

6.    The ASX Share Cancellation Notice shall have been delivered to CHESS on behalf of all holders of CHESS Depository Interests in accordance with the terms of the Plan.

7.    The Restructuring Support Agreement has not been terminated and remains in full force and effect and binding on all parties thereto.

8.    All of the schedules, documents, supplements and exhibits to the Plan shall have been filed in form and substance reasonably acceptable to the Debtor and the Consenting Creditors.

9.    All governmental and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions provided for in this Plan have been obtained, are not subject to unfulfilled conditions, and are in full force and effect, and all applicable waiting periods have expired without any action having been taken by any competent authority that restrains, prevents, or enjoins the Restructuring Transactions.

10.    The Reorganized REVA Certificate of Incorporation and the Reorganized REVA By-Laws have been filed with the appropriate governmental authority.

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9.3	Waiver of Conditions

The conditions to Confirmation of the Plan and to Consummation of the Plan set forth in this Article IX may be waived at any time by the Debtor, with the consent of the Consenting Creditors; provided, however, that the Debtor may not waive entry of the Order approving the Disclosure Statement and the Confirmation Order.

9.4	Effect of Failure of Conditions

If the Consummation of the Plan does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Interests in the Debtor; (2) prejudice in any manner the rights of the Debtor, any holders of Claims or Interests or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor, any holders or any other Entity in any respect.

ARTICLE X

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

10.1	Modification and Amendments

Except as otherwise specifically provided herein, the Debtor (with the consent of the Consenting Creditors) reserve the right to modify the Plan as to material terms and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not re-solicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtor (with the consent of the Consenting Creditors) expressly reserves its rights to alter, amend or modify materially the Plan with respect to the Debtor, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend or modify the Plan or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X.

10.2	Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation and through and including Confirmation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

10.3	Revocation or Withdrawal of the Plan

The Debtor reserves the right to revoke or withdraw the Plan before the Confirmation Date.    If the Debtor revokes or withdraws the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by such Debtor or any other Entity.

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ARTICLE XI

RETENTION OF JURISDICTION

11.1	Jurisdiction of the Bankruptcy Court

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case and all matters, arising out of or related to, the Chapter 11 Case and the Plan including jurisdiction to:

1.         allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or Unsecured status or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or Unsecured status, priority, amount or allowance of Claims;

2.        decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.        resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which the Debtor is party or with respect to which the Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Rejection Claims, Cure Claims pursuant to section 365 of the Bankruptcy Code or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtor amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired.

4.        ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

5.        adjudicate, decide or resolve any and all motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

6.        adjudicate, decide or resolve any and all matters related to any Cause of Action;

7.        adjudicate, decide or resolve any and all matters related to section 1141 of the Bankruptcy Code;

8.        enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

9.        resolve any and all avoidance or recovery actions under sections 105, 502(d), 542 through 551 and 553 of the Bankruptcy Code;

10.      resolve any and all cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any entity’s obligations incurred in connection with the Plan;

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11.        issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with Consummation or enforcement of the Plan;

12.        resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to the discharge, releases, injunctions, exculpations, indemnifications and other provisions contained in Article VIII and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

13.        resolve any and all cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim for amounts not timely repaid;

14.        enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15.        determine any and all other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.         adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.        consider any and all modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.        determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

19.        hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

20.        hear and determine any and all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

21.        hear and determine all disputes involving the existence, nature or scope of the Debtor’s discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred before or after the Effective Date;

22.        enforce any and all orders previously entered by the Bankruptcy Court;

23.        hear any other matter not inconsistent with the Bankruptcy Code; and

24.        enter an order and/or final decree concluding or closing the Chapter 11 Case.

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ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1	Immediate Binding Effect

Subject to Section 9.2, and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtor, the Reorganized Debtor and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor.

12.2	Additional Documents

On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtor or Reorganized Debtor, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.3	Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Plan, any statement or provision contained in the Plan or any action taken or not taken by the Debtor with respect to the Plan, the Disclosure Statement or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the holders of Claims or Interests before the Effective Date.

12.4	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

12.5	Service of Documents

After the Effective Date, any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be served on:

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REVA Medical, Inc.

5751 Copley Drive

San Diego, California 92111

Attn: Jeffrey A. Anderson, Leigh Elkolli

with copies to:

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, California 92121

Attn: Michael S. Kagnoff

and

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attn: Thomas R. Califano, Jamila Justine Willis

After the Effective Date, the Debtor may, in its sole discretion, notify Entities that, in order to continue receiving documents pursuant to Bankruptcy Rule 2002, such Entities must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtor is authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

12.6	Entire Agreement

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

12.7	Severability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court or any other court exercising jurisdiction to be invalid, void or unenforceable, the Bankruptcy Court or other court exercising jurisdiction shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtor and the Consenting Creditors; and (3) nonseverable and mutually dependent.

12.8	Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtor’s counsel, by contacting DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020 (Attn: Jamila Justine Willis, Esq.), at the Bankruptcy Court’s website at

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https://ecf.deb.uscourts.gov or at the website of the Notice and Claims Agent, at http://case.stretto.com/reva. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

12.9	Votes Solicited in Good Faith

    Upon entry of the Confirmation Order, the Debtor will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtor and its respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of Plan securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the New Common Stock, NewLLC Common Units and NewLLC Preferred Units offered and sold under the Plan.

12.10	Closing of Chapter 11 Case

    The Reorganized Debtor shall, promptly after the full administration of the Chapter 11 Case, file with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Case.

[Remainder of page intentionally left blank.]

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Dated: February 18, 2020

Respectfully submitted,

REVA Medical, Inc.

By:	/s/ Jeffrey Anderson
Name:	Jeffrey Anderson
Title:	President, REVA Medical, Inc.

Prepared by:

Stuart M. Brown, Esq. (#4050)	Thomas R. Califano, Esq.
1201 N. Market Street, Suite 2100	Jamila Justine Willis, Esq.
Wilmington, Delaware 19801	1251 Avenue of the Americas
Telephone: (302) 468-5700	New York, New York 10020-1104
Facsimile: (302) 394-2341	Telephone: 212.335.4500
Stuart.Brown@us.dlapiper.com	Facsimile: 212.335.4501
Thomas.Califano@us.dlapiper.com
Jamila.Willis@us.dlapiper.com

Counsel for the Debtor and Debtor in Possession

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EXHIBIT A

DISTRIBUTION TABLE

	New Common Stock Shares	NewLLC Common Units	NewLLC Preferred Units	NewLLC Exit Credit Facility	Reorganized REVA Exit Credit Facility
I. Elliott Distribution
Shamu Associates Inc.	-	19,837	67	-	-
Shamu International Inc.	-	44,152	150	-	-
Elliott Associates, L.P.	-	-	-	$1,550,000[1]	-
Elliott International, L.P.	-	-	-	$3,450,000[1]	-

Total	-	63,989	217	$5,000,000[1]	-
II. Goldman Sachs Distribution
Goldman Sachs International	100	-	-	-	-
Goldman Sachs Specialty Lending Group, L.P.	-	-	-	$4,411,015.63 $500,000[1]	-
Special Situations Investing Group II, LLC	-	-	-	-	$4,486,581.13

Total	100	-	-	$4,911,015.63	$4,486,581.13
III. Senrigan Distribution
Senrigan Master Fund	-	14,072	1,087	$1,000,000[1]	-
IV. Held by Reorganized REVA
Reorganized REVA	-	21,939	4,487	-	-
V. Total
Total	100	100,000	5,791	$10,911,015.63	$4,486,581.13

1 Represents an amount to be funded on the Effective Date.

Case 20-10072-JTD     Doc 114-1     Filed 02/19/20     Page 47 of 49

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EXHIBIT B

RESTRUCTURING TRANSACTIONS

REVA shall take the following actions in the following order to implement the Restructuring Transactions, which Restructuring Transactions are required to be implemented on or prior to, as applicable, the Effective Date.

Prior to the Effective Date:

1.	REVA will create NewLLC.

(a)	The limited liability company agreement of NewLLC shall be in the form of the NewLLC Limited Liability Company Agreement attached to the Plan Supplement.

(b)	REVA shall be the initial sole member of NewLLC.

(c)	REVA will hold all outstanding NewLLC Common Units, consisting of 100,000 units, and all outstanding NewLLC Preferred Units, consisting of 5,791 units.

(d)	The initial members of the NewLLC board shall be the individuals set forth in the Plan Supplement.

(e)	Upon formation and at all times so long as REVA holds all of the outstanding NewLLC Units, NewLLC shall be treated as disregarded as an entity separate from REVA for U.S. federal income tax purposes.

2.       All assets and liabilities of REVA (other than assets and liabilities related to the Embolics Business or otherwise identified in Section 3 below, which shall remain at REVA) shall be contributed by REVA to NewLLC. For the avoidance of doubt, any and all assumed contracts and unexpired leases (other than assumed contracts and unexpired leases related to the Embolics Business, which shall remain at REVA) shall be assumed by REVA and assigned by REVA to NewLLC.

(a)	REVA and NewLLC shall enter into assumption and assignment agreements transferring such assets and liabilities to NewLLC.

(b)	REVA and NewLLC shall enter into the Shared Services Agreement substantially in the form attached to the Plan Supplement.

3.       The following assets and liabilities shall vest in the Reorganized Debtor:

(a)	All assets and liabilities related to the Embolics Business;

(b)	All NewLLC Common Units; and

(c)	All NewLLC Preferred Units.

On the Effective Date:

4.       Simultaneously:

a.	Elliott and Senrigan shall each receive their portion of the NewLLC Common Units on account of

Case 20-10072-JTD     Doc 114-1     Filed 02/19/20     Page 49 of 49

their Convertible Notes Claims, and GSI shall receive all of the New Common Stock on account of its Convertible Notes Claims, each as provided in the Convertible Notes Claims Distributions.

b.       Elliott and Senrigan shall each receive their portion of the NewLLC Preferred Units on account of their Senior Secured Credit Facility Last Out Claims as provided in the Senior Secured Credit Facility Last Out Claims Distribution.

For U.S. federal income tax purposes, the parties shall treat the receipt of the NewLLC Common Units and the NewLLC Preferred Units as a transfer of a proportionate undivided interest in NewLLC’s underlying assets (subject to liabilities), followed by a contribution (together with REVA) of all the underlying assets (subject to liabilities) to a newly formed partnership in exchange for corresponding partnership interests in accordance with Rev. Rul. 99-5, 1999-1 C.B. 434 (Situation 1). Unless the parties otherwise agree to the contrary, at all times on and after the Effective Date, the parties shall treat NewLLC as a partnership for U.S. federal income tax purposes and shall not take any action inconsistent therewith.

5.       The Exit Credit Facilities shall be entered into by NewLLC and the Reorganized Debtor, as applicable.

6.       SSIG II shall convert its Senior Secured Credit Facility First Out Claims to loans under the Reorganized REVA Exit Credit Facility Agreement equal to its Senior Secured Credit Facility First Out Claim amount being converted.

7.       SSIG II shall convert its Senior Secured Credit Facility Last Out Claims to loans under the Reorganized REVA Exit Credit Facility Agreement equal to its Senior Secured Credit Facility Last Out Claim amount being converted.

8.       GSSLG shall convert its Senior Secured Credit Facility First Out Claims to loans under the NewLLC Exit Credit Facility Agreement equal to its Senior Secured Credit Facility First Out Claim amount being converted.

9.       The Existing REVA Interests are cancelled.

2

Case 20-10072-JTD     Doc 114-2     Filed 02/19/20     Page 1 of 3

EXHIBIT B

Notice of Entry of Confirmation Order and Occurrence of the Effective Date

Case 20-10072-JTD     Doc 114-2     Filed 02/19/20     Page 2 of 3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

REVA MEDICAL, INC.,	Case No. 20-10072 (JTD)

Debtor.[1]	Re: Docket Nos. [🌑]

NOTICE OF (I) ENTRY OF ORDER (A) APPROVING THE DEBTOR’S (i) DISCLOSURE STATEMENT PURSUANT TO SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, (ii) SOLICITATION AND VOTING PROCEDURES, AND (iii) FORMS OF BALLOTS, AND (B) CONFIRMING THE PREPACKAGED CHAPTER 11 PLAN OF REVA MEDICAL, INC. AND (II) OCCURRENCE OF EFFECTIVE DATE

TO CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that an order (the “Order”) of the Honorable John T. Dorsey approving the disclosure statement, solicitation of votes and voting procedures, and forms of ballots, and confirming the Prepackaged Chapter 11 Plan of REVA Medical, Inc., dated as of January 13, 2020, (as amended and supplemented, the “Plan”) of the above-captioned debtor, as debtor and debtor in possession (the “Debtor”), was entered by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on February [_], 2020. Unless otherwise defined in this notice, capitalized terms used herein shall have the meanings ascribed to them in the Plan and the Order.

PLEASE TAKE FURTHER NOTICE that the Order is available for inspection during regular business hours in the office of the Clerk of the Bankruptcy Court, 824 Market Street, 3rd Floor, Wilmington, Delaware 19801. The Order is also available on the internet site of the Debtor’s Notice and Claims Agent, Stretto, at http://case.stretto.com/reva or by accessing the Bankruptcy Court’s website www.deb.uscourts.gov. Please note that a PACER password and login are required to access documents on the Bankruptcy Court’s website.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on February [_], 2020.

PLEASE TAKE FURTHER NOTICE that the Plan and the provisions thereof are binding on the Debtor, Reorganized REVA, NewLLC, any holder of a Claim against or Interest in the Debtor and each such holder’s respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder or entity voted to accept the Plan, as set forth in the Plan and the [order confirming the Plan].

1         The last four digits of the Debtor’s tax identification number are (0505). The Debtor’s mailing address is 5751 Copley Drive, Suite B, San Diego, CA 92111.

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Dated:	February [_], 2020	Respectfully submitted,
Wilmington, Delaware
DLA PIPER LLP (US)

[Draft]
Stuart M. Brown (DE 4050)
1201 North Market Street, Suite 2100
Wilmington, Delaware 19801
Telephone: (302) 468-5700
Facsimile: (302) 394-2341
Email: stuart.brown@us.dlapiper.com

-and-
Thomas A. Califano (pro hac vice admission pending)
Jamila Justine Willis (pro hac vice admission pending)
1251 Avenue of the Americas
New York, New York 10020
Telephone: (212) 335-4500
Facsimile: (212) 335-4501
Email: thomas.califano@us.dlapiper.com
jamila.willis@us.dlapiper.com

Proposed Counsel to the Debtor

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